U.S. SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549

                                        FORM SB-2

                 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  GAMEZNFLIX, INC.
                   (Name of Small Business Issuer in its charter)



                  Nevada                               454111                                54-1838089
(State or Other Jurisdiction of Incorporation  (Primary Standard Industrial               (I.R.S. Employer
             or Organization)                   Classification Code Number)             Identification No.)



        1535 Blackjack Road, Franklin, Kentucky 42134; (270) 598-0385
      (Address and Telephone Number of Registrant's Principal Executive Offices
                         and Principal Place of Business)

                              John Fleming, President
                                 GameZnFlix, Inc.
                                1535 Blackjack Road
                              Franklin, Kentucky 42134
                                 (270) 598-0385
           (Name, Address, and Telephone Number of Agent for Service)

                                  With a copy to:
               Brian F. Faulkner, A Professional Law Corporation
                          27127 Calle Arroyo, Suite 1923
                       San Juan Capistrano, California 92675
                                    (949) 240-1361

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed under Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.              [   ]

If this Form is a post-effective amendment filed under Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.             [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933
check the following box.     [X]

If the delivery of the prospectus is expected to be made under Rule 434, check
the following box.  [   ]

                              CALCULATION OF REGISTRATION FEE




Title of each class of        Amount to be      Proposed maximum       Proposed maximum     Amount of
  securities to be            registered        offering price per     aggregate offering  registration fee
    registered                                     share (1)                 price
Common Stock                   150,000,000         $0.1065                 $15,975,000        $2,024.03



GameZnFlix hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until GameZnFlix shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting under Section 8(a), may determine.

(1) Calculated in accordance with Rule 457(c): The average of the bid and ask prices as of June 4, 2004.

                                       PROSPECTUS

                                   GAMEZNFLIX, INC.

                                 150,000,000 Shares
                                   Common Stock

GameZnFlix, Inc., a Nevada corporation, is registering 150,000,000 shares of its $0.001 par value common stock. These shares are being purchased from the company by Southern Securities, Inc. under an Investment Agreement between the parties, dated June 8, 2004, at a price equal to 88% of lowest closing bid price of the common stock during the three consecutive trading day period immediately following the date of GameZnFlix's notice to that company of the election to put shares pursuant to this agreement. Southern Securities, Inc. is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with purchase of the common stock under the Investment Agreement and its resale.

Southern Securities, Inc. may offer the stock purchased from GameZnFlix through public or private transactions, on or off the Over the Counter Bulletin Board, at prevailing market prices, or at privately negotiated prices. GameZnFlix will not receive any proceeds from these sales. As of June 8, 2004, the closing market price of GameZnFlix's common stock was $0.013. GameZnFlix's common stock trades on the Over the Counter Bulletin Board under the trading symbol "GZFX".

The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment; see "Risk Factors" on page 6.

These securities have not been approved or disapproved by the securities and exchange commission or any state securities commission nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Information contained in this document is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion, Dated: _____________, 2004

                                    Table Of Contents

Prospectus Summary                                                       5

Risk Factors                                                             6

Use of Proceeds                                                          7

Selling Shareholders                                                     8

Plan of Distribution                                                     9

Legal Proceedings                                                       13

Directors, Executive Officers, Promoters and Control Persons            13

Security Ownership of Certain Beneficial Owners and Management          14

Description of Securities                                               15

Interest of Named Experts and Counsel                                   17

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities                                          17

Description of Business                                                 19

Management's Discussion and Analysis of Financial Condition
and Results of Operations                                               32

Description of Property                                                 40

Certain Relationships and Related Transactions                          41

Market for Common Equity and Related Stockholder Matters                42

Executive Compensation                                                  44

Changes In and Disagreements with Accountants on
Accounting and Financial Disclosure                                     46

Available Information                                                   47

Financial Statements                                                    49

                              PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

The Company.

     GameZnFlix, Inc. was originally formed to hold companies as subsidiaries for the purpose of taking small companies and raising capital funding by use of the public company. During the period of July 2002 until September 2003 GameZnFlix acquired two companies, AmCorp Group, Inc., a Nevada Corporation, and Naturally Safe Technologies, Inc. also a Nevada corporation. In late September 2003, the company acquired VeeGeeZ.com, LLC, a California limited liability company.

     After the acquisition of VeeGeeZ.com, the direction of GameZnFlix was changed to focus on the online video game rental business and building not only the video game, but DVD online rentals as well. The company's other subsidiaries, AmCorp, a business consulting company, and Naturally Safe, a manufacturer of a Christmas seasonal product known as Season's Greenings, are both currently active and in a low state of activity.

     The principal offices of GameZnFlix are located at 1535 Blackjack Road, Franklin, Kentucky 42134. The telephone number for the company is:
(270) 598-0385.

The Offering.

     On June 8, 2004, GameZnFlix entered into an Investment Agreement with Southern Securities, Inc., which is a completed private offering. That agreement provides that following notice to Southern Securities, GameZnFlix may put to Southern Securities up to $15,000,000 million in shares of common stock for a purchase price equal to 88% of the lowest closing bid price on the Over-the-Counter Bulletin Board of the common stock during the three day period following that notice. Each put will be equal to a minimum of whichever is less: (a) 200% of the average daily volume of our common stock for the 10 trading days prior to the put notice date, multiplied by the average of the three daily closing best bid prices immediately preceding the put; or (b) $10,000; provided that in no event will the put amount be more than $300,000 with respect to any single put. Southern Securities is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the purchase of the common stock under the Investment Agreement and its resale.

     The number of shares outstanding prior to the offering (as of April
12, 2004): 556,157,882. The number of shares to be outstanding after this offering, assuming all of the shares offered under this prospectus are purchased under the investment agreement: 706,157,882. Based on the closing market price as of April 12, 2004 of $0.12, this would represent a purchase of 142,045,450 shares by Southern Securities, which would represent 20.34% of the combined total as of April 12, 2004.

     Southern Securities, Inc. may offer the stock purchased from GameZnFlix through public or private transactions, on or off the Over the Counter Bulletin Board, at prevailing market prices, or at privately negotiated prices. GameZnFlix will not receive any proceeds from these sales.

                                   RISK FACTORS

     The securities offered hereby are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors among other things, as well as all other information set forth in this prospectus.

     Limited Prior Operations, History of Operating Losses, and Accumulated Deficit May Affect Ability of Company to Survive.

     GameZnFlix has had limited prior operations to date. Since GameZnFlix's principal activities recently have been limited to organizational activities, and seeking new business ventures, it only has a limited record of revenue-producing operations. Consequently, there is only a limited operating history upon which to base an assumption that GameZnFlix will be able to achieve its business plans. In addition, GameZnFlix has only limited assets. As a result, there can be no assurance that GameZnFlix will generate significant revenues in the future; and there can be no assurance that GameZnFlix will operate at a profitable level. Accordingly, GameZnFlix's prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business.

     GameZnFlix has incurred net losses: $885,163 for the year ended December 31, 2002, $228,270 for the fiscal year ended December 31, 2003, and $1,753,831 for the three months ended March 31, 2004. At December 31, 2003, GameZnFlix had an accumulated deficit of $8,785,833; $10,539,664 as of March 31, 2004. This raises substantial doubt about GameZnFlix's ability to continue as a going concern.

Need for Additional Financing May Affect Operations and Plan of Business.

     Current funds available to GameZnFlix may not be adequate for it to be competitive in the areas in which it intends to operate. GameZnFlix's continued operations, as well as the implementation of its business plan, will depend upon its ability to raise additional funds through bank borrowings and equity or debt financing. GameZnFlix estimates that it will need to raise up to $10,000,000 over the next twelve months for such purposes. However, adequate funds may not be available when needed or may not be available on terms favorable to GameZnFlix. The ability of GameZnFlix to continue as a going concern is dependent on additional sources of capital and the success of GameZnFlix's business plan. GameZnFlix's independent auditors' reports included in this Form SB-2 includes a substantial doubt paragraph regarding GameZnFlix's ability to continue as a going concern.

     If funding is insufficient at any time in the future, GameZnFlix may not be able to take advantage of business opportunities or respond to competitive pressures, or may be required to reduce the scope of its planned product development and marketing efforts, any of which could have a negative impact on its business and operating results. In addition, insufficient funding may have a material adverse effect on the company's financial condition.

     No Assurance of Protection of Proprietary Rights May Affect Ability to Provide Services and Manufacture Products.

     GameZnFlix's success and ability to compete will be dependent in part on the protection of its patents, trademarks, trade names, service marks and other proprietary rights that it may obtain. GameZnFlix intends to rely on trade secret and copyright laws to protect the intellectual property that it plans to develop, but there can be no assurance that such laws will provide sufficient protection to GameZnFlix, that others will not develop a service that are similar or superior to GameZnFlix's, or that third parties will not copy or otherwise obtain and use GameZnFlix's proprietary information without authorization. In addition, certain of GameZnFlix's know-how and proprietary technology may not be patentable.

     GameZnFlix may rely on certain intellectual property licensed from third parties, and may be required to license additional products or services in the future, for use in the general operations of its business plan. GameZnFlix currently has no licenses for the use of any specific products. There can be no assurance that these third party licenses will be available or will continue to be available to GameZnFlix on acceptable terms or at all. The inability to enter into and maintain any of these licenses could have a material adverse effect on GameZnFlix's business, financial condition or operating results.

     There is a risk that some of GameZnFlix's services may infringe the proprietary rights of third parties. In addition, whether or not GameZnFlix's services infringe on proprietary rights of third parties, infringement or invalidity claims may be asserted or prosecuted against it and it could incur significant expense in defending them. If any claims or actions are asserted against GameZnFlix, it may be required to modify its products or seek licenses for these intellectual property rights.
GameZnFlix may not be able to modify its products or obtain licenses on commercially reasonable terms, in a timely manner or at all. GameZnFlix's failure to do so could have a negative affect our business and adversely our revenues.

                                  USE OF PROCEEDS

     The amount of cash proceeds from this offering will depend on the offering price per share and the number of shares sold for cash under an investment agreement with Southern Securities. However, the maximum proceeds of the cash offering ($15,000,000), less the estimated expenses of the offering, will be used as set forth below. The following table sets forth the use of proceeds from this offering (with three scenarios assuming 25%, 50%, and 100% subscriptions of the shares for cash):

Use of Proceeds (1)   Subscriptions of     Subscriptions     Subscriptions
                       25% of Total         of 50% of Total   of 100% of
                                                                  Total
Transfer Agent
  $3,000                 0.08%                  0.04%             0.02%
Printing Costs
  $1,000                 0.028%                 0.013%            0.007%
Legal Fees
$25,000                  0.67%                  0.34%             0.17%
Accounting
Fees  $5,000             0.134%                 0.065%            0.034%
Filing Fees
$1,000                   0.028%                 0.013%            0.007%
Purchase of              50.00%                 50.00%            50.00%
Inventory             ($1,875,000)          ($3,750,000)       ($7,500,000)
Marketing and            33.33%                 33.33%            33.33%
Sales                ($1,250,000)           ($2,500,000)       ($5,000,000)
Working                  15.73%                 16.199%           16.432%
Capital                ($590,000)           ($1,215,000)       ($2,465,000)
Total                 $3,750,000             $7,500,000        $15,000,000

(1)  These are estimates, and the actual number could be higher or lower
that these numbers.    To the extent that expenditures are less than
projected, the resulting balances will be retained and used for general working capital purposes or allocated according to the discretion of the board of directors. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, supplemental amounts may be drawn from other sources, including, but not limited to, general working capital and/or external financing. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.

                              SELLING SHAREHOLDERS

     The following table sets forth the name of the selling stockholder, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholder will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholder. The selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.



Name of Selling            Amount                Amount Offered for       Amount Beneficially  Percentage
Shareholders             Beneficially Owned         Selling Shareholder's        Owned After   Ownership
                          Prior to Offering                 Account               Offering      After
                                                                                               Offering

Southern
Securities, Inc.             150,000,000 (1)            150,000,000                  0          0.00%
          Total              150,000,000                150,000,000                  0          0.00%


(1) Represents shares that GameZnFlix may issue to Southern Securities, Inc. pursuant to an Investment Agreement. Since GameZnFlix is obligated to use the line of credit under this agreement, and the amount of shares that GameZnFlix may issue pursuant to this agreement is partly based on the future market price of the company's common stock, GameZnFlix cannot predict with accuracy the actual number of shares it may issue to Southern Securities. Scott Elliott is the president and controlling person of Southern Securities, and, accordingly, has voting and dispositive power over securities held for the account of Southern Securities.

                                  PLAN OF DISTRIBUTION

Investment Agreement.

     150,000,000 shares of common stock of GameZnFlix are being registered in this offering under an Investment Agreement between Southern Securities, Inc. and GameZnFlix, which is a completed private offering. The number of shares outstanding prior to the offering (as of April 12, 2004):
556,157,882. The number of shares to be outstanding after this offering, assuming all of the shares offered under this prospectus are purchased under the investment agreement: 706,157,882. Based on the closing market price as of April 12, 2004 of $0.12, this would represent a purchase of 142,045,450 shares by Southern Securities, which would represent 20.34% of the combined total as of April 12, 2004.

     Under the investment agreement, Southern Securities agrees to invest up to $15,000,000 to purchase GameZnFlix's common stock. Such investment was made in reliance upon the provisions of Section 4(2) under the Securities Act of 1933, Rule 506 of Regulation D, and the rules and regulations promulgated thereunder. Contemporaneously with the execution this agreement, the parties executed a registration rights agreement pursuant to which GameZnFlix agrees to provide certain registration rights under the 1933 Act, and applicable state securities laws, with respect to the shares purchase under the investment agreement.

     Under the investment agreement, GameZnFlix may exercise a put by the delivery of a put purchase notice to Southern Securities. The number of shares that Southern Securities will receive under each put will be determined by dividing the amount specified in the put purchase notice by the purchase price determined during the valuation period. The volume weighted average price will be as reported by Bloomberg Financial Markets, or if not available through Bloomberg because of delisting, then the average of the bid prices of any market makers for GameZnFlix's common stock as reported on the Over the Counter Bulletin Board.

     The purchase price under this investment agreement is 88% of the average of the 3 lowest closing bid prices of the GameZnFlix's common stock during 88% of the lowest closing bid price on the Over-the-Counter Bulletin Board of the common stock during the three day period following that notice. Each put will be equal to a minimum of whichever is less:

     - 200% of the average daily volume of our common stock for the 10 trading days prior to the put notice date, multiplied by the average of the three daily closing best bid prices immediately preceding the put; or

     - $10,000.

In no event will the put amount be more than $300,000 with respect to any single put.

Prior to each closing date, GameZnFlix will:

     - deliver to the Southern Securities certificates representing the shares of common stock issued to Southern Securities on such date and registered in the name of Southern Securities or deposit such shares into the account(s) designated by Southern Securities for its benefit, and

     - Southern Securities will deliver to GameZnFlix the purchase price to be paid for such shares, after receipt of confirmation of delivery of such shares, by wire transfer.

Southern Securities is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the purchase of the common stock under the Investment Agreement and its resale.

     GameZnFlix has agreed upon closing of the agreement to issue Southern Securities $225,000 worth of the company's common stock as fees. On the first year anniversary from closing, GameZnFlix will issue to Southern Securities an additional $225,000 worth of common stock; this second installment will be paid only if/when GameZnFlix: (i) draws more than $7,500,000 in the first year of the agreement; or (ii) GameZnFlix plans to draw money in the second year from the closing date. The day of closing is defined as the day the definitive documents are signed by both parties. All these shares shall have registration rights, as discussed below. The value of the shares to be issued is to be established as the closing price on the date of issuance. These shares are for the purpose of offsetting the costs of Southern Securities in completing this transaction.

     Under a separate registration rights agreement, GameZnFlix has agreed to prepare, and, as soon as practicable file with the SEC a registration statement on Form SB-2 covering the resale of all of the registrable securities under the investment agreement, as well as the fee shares. GameZnFlix has agreed to use its best efforts to have the registration statement filed with the SEC within 15 days after the date of the investment agreement, and declared effective by the SEC within 90 days after the date of this agreement.

     GameZnFlix will make available to Southern Securities the opportunity to ask questions and receive answers from GameZnFlix concerning any aspect of the investment and to obtain any additional information contained in this prospectus, to the extent that GameZnFlix possesses such information or can acquire it without unreasonable effort or expense.

     Southern Securities may offer the stock purchased from GameZnFlix through public or private transactions, on or off the Over the Counter Bulletin Board, at prevailing market prices, or at privately negotiated prices. GameZnFlix will not receive any proceeds from these sales.

Selling Shareholder.

     - Manner of Sales; Broker-Dealer Compensation.

Southern Securities may sell its shares of common stock in one or more of the following methods:

     - Ordinary brokers' transactions;

     - Transactions involving cross or block trades or otherwise on the Bulletin Board;

     - Purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

     - "At the market" to or through market makers or into an existing market for GameZnFlix's common stock;

     - In other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;

     - Through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     - In privately negotiated transactions; or

     - Any combination of the foregoing.

     GameZnFlix has been advised by Southern Securities that it has not made any arrangements for the distribution of the shares of common stock. Brokers, dealers or underwriters who effect sales for Southern Securities may arrange for other brokers, dealers or underwriters to participate. Brokers, dealers or underwriters engaged by Southern Securities will receive commissions or discounts from them in amounts to be negotiated prior to the sale. These brokers, dealers or underwriters may act as agent or as principals.

     Subject to the limitations discussed above, Southern Securities may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of GameZnFlix's common stock in the course of hedging the positions they assume with Southern Securities, including in connection with distributions of the common stock by these broker-dealers. Southern Securities may also enter into option or other transactions with broker-dealers that involve the delivery of GameZnFlix's common stock to the broker-dealers, who may then resell or otherwise transfer these shares. Southern Securities also may loan or pledge GameZnFlix's common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

     - Filing of a Post-Effective Amendment.

If Southern Securities notifies GameZnFlix that it has entered into a material arrangement (other than a customary brokerage account agreement) with a broker or dealer for the sale of shares of common stock under this prospectus through a block trade, purchase by a broker or dealer or similar transaction, GameZnFlix will file a post-effective amendment to the registration statement for this offering. If there is a successor in interest to a selling shareholder, then a post-effective amendment will also be filed. The post-effective amendment will disclose:

     - The name of each broker-dealer involved in the transaction.

     - The number of shares of common stock involved.

     - The price at which those shares of common stock were sold.

     - The commissions paid or discounts or concessions allowed to the broker-dealer(s).

     - If applicable, that these broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus, as supplemented.

     - Any other facts material to the transaction.

     - The Selling Shareholder is an Underwriter.

     Southern Securities is an "underwriter", within the meaning of the Securities Act of 1933 because of the manner of sale of the shares by GameZnFlix to this shareholder. As Southern Securities is an underwriter, any discounts, concessions or commissions received by that company or by brokers or dealers acting on its behalf and any profits received by them on the resale of their shares of common stock might be deemed to be underwriting discounts and commissions under the Securities Act.

     - Regulation M.

     GameZnFlix has informed Southern Securities that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of GameZnFlix's common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of GameZnFlix's common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the common stock or any right to purchase this stock, for a period of one business day before and after completion of its participation in the distribution.

     During any distribution period, Regulation M prohibits Southern Securities and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing GameZnFlix's common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling shareholders will be reoffering and reselling GameZnFlix's common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to this stock.

                              LEGAL PROCEEDINGS

None.

                         DIRECTORS, EXECUTIVE OFFICERS,
                         PROMOTERS, AND CONTROL PERSONS

     The names, ages, and respective positions of the directors, executive officers, and key employees of GameZnFlix are set forth below; there are no other promoters or control persons of GameZnFlix. The directors named below will serve until the next annual meeting of GameZnFlix's stockholders or until their successors are duly elected and qualified. Directors are elected for a one-year term at the annual stockholders' meeting. Officers will hold their positions at the will of the board of directors, absent any employment agreement. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of GameZnFlix's affairs. The directors and executive officers of GameZnFlix are not a party to any material pending legal proceedings and, to the best of their knowledge, no such action by or against them has been threatened.

     On September 12, 2002, Gary Borglund and Richard Nuthmann resigned as directors of GameZnFlix (after appointing the current directors).

John Fleming, President/Secretary/Director

     Mr. Fleming, age 55, was the managing partner of AFI Capital, LLC, a venture capital company, located in San Diego, California for the 5 years (before joining GameZnFlix in September 2002). Before AFI Capital, Mr. Fleming managed Fleming & Associates, a business-consulting firm that provided services to companies looking to create business plans and/or review current plans in order to move forward with fund raising from both private and public sectors.

I. Matt Sawaqed, Director

     Mr. Sawaqed, age 45, became the executive vice president and General Manager of KENT North America, a manufacturer and distributor of confectionary products, in 1995. Within 18 months after joining this firm, KENT's products were represented in over 20,000 retail stores.

     In 1999, Mr. Sawaqed became president and CEO of Solutions by
Magnasoft Inc., a mobile asset-management software company. He was hired to arrange the required funding and guide the company from research and development to a fully developed commercial product. In just over one year, this company successfully launched its products.

     In 2001, Mr. Sawaqed joined Mytee Products, Inc. as a part-time management consultant. In January 2002, he came on board full-time and assumed the positions of CEO and a director.

Mark Crist, Director

     Mark Crist, 45, has a widely varied background in business development. In 1979, he founded Manufacturer's Revenue Service, a commercial collection agency located in Tustin, California. In 1984 he negotiated the sale of that business to a division of Dunn & Bradstreet and thereafter left to become a partner in the marketing services firm of Jay Abraham & Associates. In 1985, he founded the Computer Trivia Fan User Group (CTFUG) as a public benefit, non-profit organization to promote the playing of online trivia contests.

     Mr. Crist held the position of CEO and President GamesGalore.com from 1996 to 2001, a company that among other things supplies trivia contest content to users of America Online. Since May of 2001, he has served as president and director of Diamond Hitts Production, Inc. (Pink Sheets:
DHTT), a reporting company. Mr. Crist is an alumnus of California State University at Northridge.

Audit Committee.

     GameZnFlix's audit committee consists of Mr. Fleming. The audit committee has not adopted a written charter. GameZnFlix's board of directors has determined that the company does not have an audit committee financial expert serving on its audit committee; the company has been unable to secure the services of such a person but is actively seeking such a person.

     GameZnFlix's does not have any pre-approval policies and procedures. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves all professional services provided by the independent accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of GameZnFlix's internal accounting controls.

                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of GameZnFlix's common stock as of the April 12, 2004 (556,157,882 issued and outstanding) by:

     - all shareholders known to GameZnFlix to be beneficial owners of more than 5% of the outstanding common stock;

     - each director and executive officer; and

     - all officers and directors of GameZnFlix as a group.

Each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by him. None of these security holders has the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations.

Title of Class     Name and Address of       Amount and Nature     Percent of
                    Beneficial Owner         of Beneficial Owner      Class

Common Stock       John Fleming                 131,320,000           23.61%
                   1535 Blackjack Road
                   Franklin, Kentucky 42134

Common Stock       I. Matt Sawaqed               32,520,000            5.85%
                   1535 Blackjack Road
                   Franklin, Kentucky 42134

Common Stock       Mark Crist                        50,000            0.01%
                   1535 Blackjack Road
                   Franklin, Kentucky 42134

Common Stock       Shares of all directors and  163,890,000           29.47%
                   executive officers
                   as a group (3 persons)

                                 DESCRIPTION OF SECURITIES

General Description.

     The securities being offered are shares of common stock. The authorized capital of GameZnFlix consists of 900,000,000 shares of common stock, $0.001 par value per share. The holders of common stock shall:

     - have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of GameZnFlix

     - are entitled to share ratably in all of the assets of GameZnFlix available for distribution upon winding up of the affairs of GameZnFlix

     - are entitled to one cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.
       The  shares of common stock do not have any of the following rights:

     - special voting rights

     - preference as to dividends or interest

     - preemptive rights to purchase in new issues of Shares

     - preference upon liquidation, or

     - any other special rights or preferences.

     In addition, the Shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise. GameZnFlix does not have any preferred stock authorized under its current articles of incorporation.
With the filing of Articles of Merger with the Nevada Secretary of State on April 12, 2002, GameZnFlix was redomiciled from Delaware to Nevada. Upon the redomicile, there was no longer any preferred stock authorized under the new Nevada Articles of Incorporation (the Certificate of Incorporation in Delaware did authorize the issuance of 500,000 shares of preferred stock).

Dividends.

     GameZnFlix does not currently intend to pay cash dividends. Because the company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, or can there be any guarantees of the success of GameZnFlix.
A distribution of revenues will be made only when, in the judgment of GameZnFlix's board of directors, it is in the best interest of the company's stockholders to do so. The board of directors will review, among other things, the financial status of the company and any future cash needs of GameZnFlix in making its decision.

Transfer Agent.

     GameZnFlix has engaged the services of Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, to act as transfer agent and registrar.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

     Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company.

     Brian F. Faulkner, A Professional Law Corporation, counsel for GameZnFlix as giving an opinion on the validity of the securities being registered, has previously received shares of common stock pursuant to GameZnFlix's Non-Employee Directors and Consultants Retainer Stock Plan, as amended, under Form S-8's in exchange for legal services previously rendered, and to be rendered in the future, to GameZnFlix under attorney-client contracts. These legal services consist of advice and preparation work in connection with reports of GameZnFlix filed under the Securities Exchange Act of 1934, and other general corporate and securities work for GameZnFlix.

                     DISCLOSURE OF COMMISSION POSITION ON
               INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The following is a summary of the relevant provisions in the articles of incorporation, bylaws, and Nevada law with regard to limitation of liability and indemnification of officers, directors and employees of GameZnFlix. The full provisions are contained in such documents.

Limitation of Liability.

Articles of Incorporation and Bylaws.

     There are no provisions in GameZnFlix's articles of incorporation or bylaws with regard to liability of a director

Nevada Revised Statutes.

     Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Indemnification.

Articles of Incorporation and Bylaws.

     There are no provisions in the articles of incorporation with regard to indemnification. The bylaws of GameZnFlix provide that the company shall indemnify to the fullest extent permitted by law each person that such law grants the company the power to indemnify.

Nevada Revised Statutes.

     Nevada laws also provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

     - has exercised his powers in good faith and with a view to the interests of the corporation; or

     - acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Any discretionary indemnification, unless ordered by a court or advanced, may be made by the company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     - by the stockholders;

     - by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     - if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     - if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Undertaking.

GameZnFlix undertakes the following:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                            DESCRIPTION OF BUSINESS

Business Development.

     GameZnFlix was formed in Delaware in June 1997 under the name SyCo Comics and Distribution Inc. and is the successor to a limited partnership named SyCo Comics and Distribution formed under the laws of the Commonwealth of Virginia on January 15, 1997, by Sy Robert Picon and William Spears, the co-founders and principal shareholders of GameZnFlix. On February 17, 1999, SyCo Comics and Distribution Inc. changed its name to Syconet.com, Inc.
With the filing of Articles of Merger with the Nevada Secretary of State on April 12, 2002, GameZnFlix was redomiciled from Delaware to Nevada, and its number of authorized common shares was increased to 500,000,000. On November 21, 2002, GameZnFlix amended its articles of incorporation changing its name to Point Group Holdings, Incorporated. On March 5, 2003, GameZnFlix again amended its articles of incorporation so that (a) an increase in the authorized capital stock of GameZnFlix can be approved by the board of directors without shareholder consent; and (b) a decrease in the issued and outstanding common stock of GameZnFlix (a reverse split) can be approved by the board of directors without shareholder consent. On July 11, 2003, GameZnFlix amended its articles of incorporation to increase the number of authorized common shares to 900,000,000. On January 26, 2004, the name of the company was changed to "GameZnFlix, Inc" by the filing of amended articles of incorporation.

     During the period of July 2002 to September 2002, GameZnFlix acquired two companies, AmCorp Group, Inc., a Nevada Corporation ("AmCorp"), and Naturally Safe Technologies, Inc. also a Nevada corporation ("NSTI"). On September 25, 2003, GameZnFlix acquired VeeGeeZ.com, LLC, a California limited liability company ("VeeGeeZ"). The change in the name of the company to GameZnFlix, Inc. was done in order to reflect the direction of the company into the entertainment DVD and video game rental market. Business of GameZnFlix.

     AmCorp was formed in July 2002.  It consisted of a group of consultants who worked together for the past 7 years providing services to companies who desired to be listed on the Over the Counter Bulletin Board or
were currently listed.   NSTI was formed in January 1999 and owns three
patents on a product known as Season's Greenings. This product assists cut Christmas trees to retain water to help ensure greener and fresher trees, and to resist catching fire. These two subsidiaries are currently active but the company is currently focusing its efforts to the online business.

     VeeGeeZ was formed as limited liability company in April 2002 in Santa Clarita, California, and operations commenced in June 2002. The company provided subscribers with access to a comprehensive library of over 560 Xbox, Playstation 2, Playstation, and Nintendo Gamecube titles. The subscription plans allow subscribers to have 2-6 titles out at the same time with no due dates, shipping charges or late fees for $18.50 to $34.95 per month. Subscribers can enjoy as many titles as they wish during their subscription time. Games are selected via the website www.VeeGeeZ.com via the queue system. The games are shipped by first-class mail and can be returned to us at their convenience using the enclosed prepaid mailer. When a game has been returned, the subscriber's next available selection is mailed to them.

     In early April 2004, GameZnFlix found that the demand for DVD movies and video games was greater than expected and that VeeGeeZ could not handle this increase. GameZnFlix researched other methods of handling the demand and settled on the outsourcing of shipments and inventory control. GameZnFlix retained the services of National Fulfillment, Incorporated with locations in Nashville, Tennessee and Los Angeles, California to assume the operations. GameZnFlix then closed VeeGeeZ.com, LLC and consolidated its business activities under the parent company.

     GameZnFlix, through its website, www.GameZnFlix.com is an on-line DVD and video game rental business dedicated to providing customers a quality rental experience. GameZnFlix's service is an alternative to store based gaming rentals that offers a high level of customer service, quality titles, and product availability.

     Management believes that GameZnFlix is in a good position to take advantage of the following market conditions:

     - Start-up opportunities exist in the on-line video game rental business.

     - The need for use of efficient distribution and financial methods.

     - Under-served market that has growth opportunity.

     - Existing video game rental companies' uneven track record in providing customer service.

     GameZnFlix's internally developed software enables the company to customize its website for each subscriber currently and in the future. Since the company's software is internally developed, the website is easily changed and expanded to meet customer needs and provide vital business information. GameZnFlix's online interface with customers eliminates the need for costly retail outlets and allows it to serve a national customer base with low overhead costs.

     GameZnFlix currently only provides rental services to its subscribers. Plans are in place to expand and provide sales of used as well as new DVD movies and video game titles at a discounted price. The development of this portion of the website is nearly completed. Management believes by adding these additional services the company will be able to complement its rental service by increasing cash flow and capitalizing on impulse sales to its current subscribers. Additionally, GameZnFlix plans to decrease the delivery time and increase our game library utilization by utilizing low-cost, strategic regional distribution centers.

     GameZnFlix seeks to provide its customers with a large selection of DVD movies and video game rental choices on a monthly subscription basis. Customers can sign-up via the web page to rent DVD movies and video games of their choice. The titles are then shipped to the customer via first class mail once they have made their selection(s). Active subscribers can retain the games for an indefinite amount of time as long as they are active paying subscribers. Customers can exchange their selections at anytime by returning their game(s) in the pre-addressed package provided.

     GameZnFlix's corporate office is located in a home-based office space
in Franklin, Kentucky.   By using National Fulfillment (with its two
locations), GameZnFlix will be able to decrease the mailing times to an average of 3 days or less for a one-way mailing for approximately 80% of the subscriber base. Management believes this will give us a competitive edge over our on-line competitors as none of them, we believe, maintain multiple shipping locations.

Product and Service Description.

     GameZnFlix currently offers both DVD movie and video game rental services to its subscribers. The Company plans to additionally offer its members the opportunity to purchase both DVD movies and/or video games at a discount to retail price. Members can choose from rental packages of 3 - 6 titles outstanding at one time on a monthly subscription basis. Plans are priced at $18.50 for 3 titles package and increase by $5.00 for each package.

     Customers can choose from rental packages of 3 - 6 games outstanding on a monthly subscription basis with unlimited replacement of products as long as they are active subscribers. Plans are priced at $18.50 for the 3 game package and increases by $5 for each package. Applicable tax is also collected for California residents.

     In March, 2004, GameZnFlix signed a supply agreement with Ingram Entertainment, Inc., a national entertainment distributor. The supply agreement is designed to enable GameZnFlix to access the most current DVD and video game titles for purposes of meeting rental requests.

Competitive Comparison.

Games Rentals.

     GameZnFlix's competition comes in two main forms:

     Chain Rental Stores:

     GameZnFlix's indirect competitors include traditional retail stores that offer video game rentals such as Blockbuster, Hollywood Video, and other national and local video rental stores. These companies are formidable, established competitors for video game rentals, but cannot, in the opinion of management, provide the kind of high-level of customer service that VeeGeeZ provides. The primary business of these companies is not to rent video games, yet to rent movies to their customers. Additionally, late returns are assessed stringent daily late fees for relatively short rental periods.

     Online Competitors:

     Currently there are approximately 12 direct competitors that provide online video game rentals. Some of our competitors include AngelGamer.com, DVDAvenue.com, Gamez2go.com, Govojo.com, Midwest-games.com, RedOctane.com, Rent-a-realm.com, Gamefly.com, and Videogamealley.com. Each of these competitors offers rental packages on a monthly subscription basis with offerings of one to eight games available at varying prices.

     GameZnFlix's key advantage compared to its competitors is that the company offers more comprehensive customer service. GameZnFlix is one of a few on-line video game rental sites that offers a toll free customer service phone number 12 hours a day, six days a week. The company also takes customer inquiries and requests via its e-mail address and maintain a policy to answer each e-mail within 6 hours.

     Another competitive advantage is, in the opinion of management, better product availability and product availability information. Management has observed that one of the main reasons subscribers decide on which service to purchase is the availability of games. Many sites do not have many games in stock for rental on any given day and many require a wait period of up to 15 days to receive a popular game title. GameZnFlix constantly monitors its inventory versus customer demand using automated reporting to continually update the inventory. In addition, many of the competitors do not allow customers to easily see what games are in stock. GameZnFlix allows customers to see if an individual game is in stock and provide a total percentage of games that are in stock prominently on its website.

     GameZnFlix's proprietary queue system and dynamic web server based database system also allows the company to offer customers a more error proof system than some of its competitors due to the lack of manual processes needed to manage the business. The company has its system automatically select the next game a customer receives based on factors such as the subscriber's next game preferences, game availability, length of time a subscriber has been with us, and the subscriber's subscription plan level. To date, GameZnFlix has achieved in excess of 90% accuracy rate for shipping titles to its subscribers.

     This system also allows customers the option of putting a "hold" on games for up to five days if a game title is not available when a customer's returned game or games is received. Management believes that none of its competitors offer this feature. The "hold" can be used to wait for a game that has been released already, but is out of stock or to wait for a future release title. This option allows customers to have control over which title they will receive, rather than just receiving the next available game in their queue.

DVD Rentals.

Chain Rental Stores:

     There are a number of retail stores located across the country for the chain store competitors. If the company's strategy is successful, it will have differentiated itself sufficiently to not have to compete against these stores.

     Strengths: national image, high volume, multiple locations, general familiarity.

     Weaknesses: lack of regular product availability, inadequate service and support knowledge, lack of personal attention, video game rentals are not their core business (and therefore is generally neglected), high overhead costs.

Other Local Video Rental Stores:

     The number and size of these competitors varies, but is not substantial. They are competing against the chains in an attempt to offer
lower prices and a more customer friendly staff.   They offer a certain
amount of customer service, as this is their only business as compared to the chain rental stores. Management believes that the problem is that, many times, do not offer good service, and also that they do not differentiate themselves from the chain stores.

Online Competitors:

     The number of online competitors is growing. Management is aware of 12 other online services, such as NetFlix.com (the dominant force in this sector). Competitors vary in their service offerings, but many do not offer features offered by the company.

Summary.

     In summary, management believes that the company's competitive edge is its focus on providing its subscribers with the best possible renting experience and a willingness to develop a long-standing relationship. The company offers a high level of customer service, reliable product availability, and a responsive and efficient web site to deliver the service. By building a business based on long-standing relationships with satisfied subscribers, the company simultaneously builds defenses against competition.

Fulfillment.

     Delivery of the video game discs will be provided by first class mail. The initial delivery to each subscriber is made with delivery confirmation. The average cost of delivery for the initial shipment is $1.61. The delivery of each subsequent game costs $0.60 for shipment to the customer and $0.60 for each return.

Technology.

     Technology plays a vital role in the development and day-to-day operations of GameZnFlix. All orders are taken by credit card via the web page at GameZnFlix.com and processed through Verisign PayFlow Pro software and our Bank of America merchant account. Data resulting from customer sales transactions is dynamically transferred to our proprietary web server based database system. This database system provides the necessary information for accounting, sales, customer service, inventory management, and marketing information needs and is accessible directly through any internet connection.

Future Products and Services.

     In the future, GameZnFlix intends to offer for sale used video games, new games, and video game system accessories such as controllers, memory cards, and cables. The offering of these products for sale will be integrated with the existing websites. Management believes these new offerings will complement the current rental service as many of GameZnFlix's subscribers have indicated that they rent games to decide which games they would like to buy in the future. The additional overhead costs to provide this service are minimal.

     All products sold will be offered to current subscribers at a 10% discount. Used games will be priced based on the length of time the game has been in service, the current market rate (as determined by on-line sites like Amazon.com, and EBGames.com), and customer demand to maximize profit. New games will be offered at a price lower than our on-line competitors.
For example, most new games are sold for $49.99 at retail stores and for $49.99 plus shipping from on-line stores. GameZnFlix intends to offer the games at a price of $46.99 plus shipping charges paid by the customer.
Since the average cost of a new game is approximately $41, and GameZnFlix's overhead costs are low, the profit potential is clear even at the reduced price of $46.99. Additionally, the sales of used and new games will supplement the rental business by increasing the number of games available to our subscribers.

Marketing.

     GameZnFlix's target market is the gamer that purchases and rents games on a regular basis. The company website will also be targeting the DVD market of NetFlix.com and its approximately 2,000,000 subscribers.

     Since the target market for GameZnFlix is already renting games from traditional rental stores, the most important market needs are a higher level of support and service, a greater value for the money they spend, and greater product availability. One of the key points of GameZnFlix's strategy is the focus on gamers that know and understand these needs and are looking to pay less, and spend less time to have them filled.

     The most obvious and important trend in the market is an increase in the number of people playing video games. The market has seen a marked increase in the video game titles available as a result. The 2002 calendar year saw over 400 titles released for the video game systems we support and projections show that this number will increase in both 2003 and 2004.

     A second trend is that video game players are becoming more and more unsatisfied with the current video game rental stores. Late fees, short rental times, and a general lack of customer service support are all strong reasons why video game players are looking for an alternative.

     A third trend is ever-greater connectivity, with more people getting onto the Internet, and purchasing more items over the Internet. Items such as computer hardware, apparel, consumer electronics, office supplies, toys, movies and video games are all seeing increasing numbers of online sales.

     The market for video game hardware, software and accessories increased 43% in 2001 versus the prior year and is worth an estimated $9.4 billion in 2001, according to professional forecasts published by the NPD Group, Inc. in February of 2002. The growth in 2001 was mainly due to the launch of three new gaming systems: Nintendo's Gamecube and Game Boy Advance, and Microsoft's Xbox. Growth of the video game market is expected to grow over 40% from 2001 to 2006, according to a February 2002 report from DFC Intelligence. There are approximately 18 million Xbox, Playstation 2, and Gamecube consoles that have been sold in the United States.

     An estimated 15% of GameZnFlix's current subscriber base is college students. Advertisement in school newspapers, on college websites, and other advertising media will be placed at college campuses in targeted cities.

     In February, 2004, GameZnFlix retained the services of AdSouth Partners, Inc., a national ad agency, to assist in the launch and marketing of its website http://www.GameZnFlix.com. Through AdSouth Partners, Inc., GameZnFlix has begun a $2,000,000 direct television response advertising campaign that covers 13 different national television channels by use of two different commercials, starring Dennis Coleman (a television and move actor)
and Ben Curtis (the former star of Dell television commercials).   In late
March 2004 GameZnFlix launched its company website to the public to provide DVD movies and video games.

     The initial marketing program consisted of Internet search engine and directory placement. An initial $5,000 was spent to subscribe to the 5 major search engines such as Yahoo.com. This program is intended to increase awareness of GameZnFlix's services and direct potential customers to its websites. Achievement should be measured by click-through rates from these services.

     Pay-per-click advertising services through the major search engines are also another part of our current marketing program. A budget of $10,000 per month has been established to increase click-through rates. This service is much more targeted than regular search engine placement. The service works by bidding to be placed on the top of the page for key search terms such as video game rental, or online video game rentals. If GameZnFlix's bid is one of the three highest bids, the company is placed at the top of all search engine pages that subscribe to this service.

     Another key marketing program is banner advertising. An initial budget of $45,000 per month will be used and will be initiated once funding has been garnered. The program is intended to markedly increase our subscriber base, as we will reach a much larger number of potential subscribers. Achievement should be measured by the increase in subscribers.

Strategy and Implementation Summary.

Emphasize Service and Support.

     GameZnFlix must differentiate itself from the competition. The company needs to establish our service offering as a clear and viable alternative to time period rentals.

Build a Relationship-Oriented Business.

     Build long-term relationships with subscribers, not single-transaction deals; become their video game rental site of choice, not just a vendor; and make them understand the value of the relationship.

Differentiate and Fulfill the Promise.

     The company cannot just market and sell service and support, it must actually deliver as well. Therefore, the company must make certain to implement a service-intensive business.

Dependence on Major Customers

     GameZnFlix, including VeeGeeZ, does not rely nor is it dependent on one or a few major customers

Need for Governmental Approval

     GameZnFlix believes that none of its business operations require governmental approval.

Effect of Governmental Regulation on Business

     GameZnFlix is not aware of any existing governmental regulation and does not anticipate any governmental regulation that materially affects the company's ability to conduct its business operations.

Research and Development

     During the last fiscal year GameZnFlix has engaged in research and development activities, including the development of the new product described above. The portion of GameZnFlix's operating costs that is allocable research and development is immaterial.

Compliance with Environmental Laws

     The costs of compliance with environmental laws are nominal, if any, and are therefore immaterial to GameZnFlix's operations.

Employees.

     GameZnFlix current has 3 employees and 8 paid consultants. GameZnFlix plans to add up to 15 employees during 2004 in the areas of management, customer service, and support.

Recent Event.

     In late March 2004, GameZnFlix launched its company website to the public to provide DVD movies and video games. In early April 2004, GameZnFlix found that the demand for DVD movies and video games was greater than expected and that its subsidiary VeeGeeZ.com, LLC could not handle this increase. GameZnFlix's management researched other methods of handling the demand and settled on the outsourcing of shipments and inventory control. GameZnFlix retained the services of National Fulfillment, Incorporated with locations in Nashville, Tennessee and Los Angeles, California to assume the operations. GameZnFlix then closed VeeGeeZ.com, LLC and consolidated its business activities under the parent company.

Risk Factors Connected with Plan of Business.

     Unreliability of Internet Infrastructure May Affect the Ability of GameZnFlix to Market Its Products.

     If the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face additional outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the Internet infrastructure is not adequately developed or maintained, use of GameZnFlix website may be reduced. Even if the Internet infrastructure is adequately developed, and maintained, GameZnFlix may incur substantial expenditures in order to adapt its services and products to changing Internet technologies. Such additional expenses could severely harm GameZnFlix's financial results.

     Transactional Security Concerns May Affect the Ability of GameZnFlix to Market Its Products.

     A significant barrier to Internet e-commerce has been the problems encountered in the secure transmission of confidential information over public networks. Any breach in security could cause interruptions and have an adverse effect on GameZnFlix's business.

     Governmental Regulation of the Internet May Affect the Ability of GameZnFlix to Sell Its Services.

     There are currently few laws that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including user privacy, pricing, taxation and the characteristics and quality of products and services sold over the Internet. Possible future consumer legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities undertaken in connection with the party planning business, the extent of which cannot be predicted. The exact affect of such legislation cannot be predicted until it is in final form.

     Competition from Other Companies in a Similar Business to GameZnFlix May Affect its Business Prospects.

     The market for on-line rental of DVD's and games is competitive and GameZnFlix expects competition to continue to increase. In addition, the companies with whom GameZnFlix has relationships could develop services that compete with GameZnFlix's services. Also, some competitors in GameZnFlix's market have longer operating histories, significantly greater financial, technical, marketing and other resources, and greater brand recognition than GameZnFlix does. GameZnFlix also expects to face additional competition as other established and emerging companies enter the market for on-line rentals. To be competitive, GameZnFlix believes that it must, among other things, invest resources in developing new services, improving its current services, and maintaining customer satisfaction. Such investment will increase GameZnFlix's expenses and affect its profitability. In addition, if it fails to make this investment, GameZnFlix may not be able to compete successfully with its competitors, which could have a material adverse effect on its revenue and future profitability.

     Technological and Market Changes May Affect the Acceptance of GameZnFlix's Services.

     The markets in which GameZnFlix competes are characterized by new service introductions, evolving industry standards, and changing needs of customers. There can be no assurance that GameZnFlix's existing services will continue to be properly positioned in the market or that it will be able to introduce new or enhanced products into the market on a timely basis, or at all. Currently, GameZnFlix is focusing on upgrading and introducing new services. There can be no assurance that enhancements to existing products or new products will receive customer acceptance.

     There is a risk to GameZnFlix that there may be delays in initial implementation of new services. Further risks inherent in new service introductions include the uncertainty of price-performance relative to services of competitors, competitors' responses to its new service introductions, and the desire by customers to evaluate new services for longer periods of time.

     Other External Factors May Affect Viability of Registrant.

     The industry of GameZnFlix in general is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by GameZnFlix will result in commercially profitable business. The marketability of its products will be affected by numerous factors beyond the control of GameZnFlix. These factors include market fluctuations, and the general state of the economy (including the rate of inflation, and local economic conditions), which can affect peoples' spending. Factors that leave less money in the hands of potential customers of GameZnFlix will likely have an adverse effect on GameZnFlix. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in GameZnFlix not receiving an adequate return on invested capital.

     Loss of Any Key Personnel May Affect the Business Prospects of
GameZnFlix.

     GameZnFlix's success is largely dependent on the personal efforts and abilities of its senior management. The loss of certain members of GameZnFlix's senior management, including the company's president, could have a material adverse effect on the company's business and prospects.

     GameZnFlix intends to recruit in fiscal year 2004 employees who are skilled in its industry. The failure to recruit these key personnel could have a material adverse effect on GameZnFlix's business. As a result, GameZnFlix may experience increased compensation costs that may not be offset through either improved productivity or higher revenue. There can be no assurances that GameZnFlix will be successful in retaining existing personnel or in attracting and recruiting experienced qualified personnel.

     Limitations on Liability, and Indemnification, of Directors and Officers May Result in Expenditures by Company.

     The articles of incorporation of GameZnFlix provide that the personal liability of a director or officer of GameZnFlix to GameZnFlix or the Shareholders for damages for breach of fiduciary duty as a director or officer shall be limited to acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. In addition, the articles and the bylaws of GameZnFlix provide for indemnification of officers and directors of GameZnFlix. Also, the Nevada Revised Statutes provide for permissive indemnification of officers and directors and GameZnFlix may provide indemnification under such provisions. Any limitation on the liability of any director, or indemnification of directors, officer, or employees, could result in substantial expenditures being made by GameZnFlix in covering any liability of such persons or in indemnifying them.

     Potential Conflicts of Interest May Affect Ability of Officers and Directors to Make Decisions in the Best Interests of Company.
Some of the officers and directors have other interests to which they devote time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on boards of directors, and each will continue to do so notwithstanding the fact that management time may be necessary to the business of GameZnFlix. As a result, conflicts of interest may exist between GameZnFlix and its officers and/or directors that may not be susceptible to resolution.

     In addition, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to GameZnFlix. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the board of directors of GameZnFlix any proposed investments for its evaluation.

     Control by Officers and Directors Over Affairs of GameZnFlix May Override Wishes of Other Stockholders.

     GameZnFlix's officers and directors beneficially own approximately 30% of the outstanding shares of GameZnFlix's common stock. As a result, such persons, acting together, have the ability to exercise significant influence over all matters requiring stockholder approval. In addition, all decisions with respect to the management of GameZnFlix will be made exclusively by the officers and directors of GameZnFlix. Investors will only have rights associated with stockholders to make decisions that affect GameZnFlix. Accordingly, it could be difficult for the investors hereunder to effectuate control over the affairs of GameZnFlix.

     Therefore, the success of GameZnFlix, to a large extent, will depend on the quality of the directors and officers of GameZnFlix. Accordingly, no person should invest in GameZnFlix unless he is willing to entrust all aspects of the management of GameZnFlix to the officers and directors.

     No Cumulative Voting May Affect Ability of Some Shareholders to Influence Mangement of Company.

     Holders of the shares of common stock of GameZnFlix are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the shares present at a meeting of shareholders will be able to elect all of the directors of GameZnFlix, and the minority shareholders will not be able to elect a representative to GameZnFlix's board of directors.

     Absence of Cash Dividends May Affect Investment Value of Registrant's
Stock.

     The board of directors does not anticipate paying cash dividends on the shares for the foreseeable future and intends to retain any future earnings to finance the growth of GameZnFlix's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of GameZnFlix, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

     Existing Stockholders Will Experience Dilution from the sale of Securities Under the Investment Agreement.

     The sale of shares pursuant to the Investment Agreement with Southern Securities will have a dilutive impact on GameZnFlix's stockholders. The common stock to be issued under the Investment Agreement with Southern Securities will be purchased at a 12% discount to the lowest closing bid price for the ten days immediately following the notice to Southern Securities of the election to exercise the put right. As a result, the company's net income per share, if any, could decrease in future periods, and the market price of its common stock could decline. In addition, the lower the stock price at the time GameZnFlix exercises a put under the Investment Agreement, the more shares we will have to issue to Southern Securities to draw down on the full equity line with Southern Securities, which would further dilute existing shareholders.

     Sale of Shares Eligible For Future Sale Could Adversely Affect the Market Price.

     All of the approximate 164,000,000 shares of common stock that are currently held, directly or indirectly, by management have been issued in reliance on the private placement exemption under the Securities Act of 1933. Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person, or persons whose shares are aggregated, who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of GameZnFlix, as defined, would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the then outstanding shares of common stock, provided that current public information is then available. If a substantial number of the shares owned by these shareholders were sold under Rule 144 or a registered offering, the market price of the common stock could be adversely affected.

     No Assurance of Continued Public Trading Market and Risk of Low Priced Securities May Affect Market Value of Registrant's Stock.

     There has been only a limited public market for the common stock of GameZnFlix. The common stock of GameZnFlix is currently traded on the Over the Counter Bulletin Board. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of GameZnFlix's securities. In addition, the common stock is subject to the low-priced security or so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks
associated therewith.   The regulations governing low-priced or penny stocks
sometimes limit the ability of broker-dealers to sell GameZnFlix's common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.

     Failure to Maintain Market Makers May Affect Value of Company's Stock.

     If GameZnFlix is unable to maintain a National Association of Securities Dealers, Inc. member broker/dealers as market makers, the liquidity of the common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. There can be no assurance GameZnFlix will be able to maintain such market makers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

     The following discussion and analysis of financial condition and results of operations is based upon, and should be read in conjunction with, its audited and unaudited financial statements and related notes included elsewhere in this Form SB-2, which have been prepared in accordance with accounting principles generally accepted in the United States.

Overview.

     GameZnFlix, through its website www.gameznflix.com is an on-line console video game and DVD movie rental business dedicated to providing customers a quality rental experience. The company offers customers a reliable, web-based, high-quality alternative to traditional store based gaming rentals on a national scale. GameZnFlix's service is an alternative to store based gaming rentals that offers a high level of customer service, quality titles, and superior product availability.

     In March 2004, GameZnFlix launched its website, http://www.gameznflix.com, and began operating in the online DVD and video game rental industry. In conjunction with the website launch, the company also launched a national television ad campaign designed to create awareness among GameZnFlix's target consumers and to generate traffic to the website. In June 2004, the company is set to launch the second phase of the television ad campaign, launch its redesigned website on its new IBM server. This second phase is more narrowly designed to attract the core consumer to the products of GameZnFlix and smooth out the initial operations of the company.

     GameZnFlix believes that its planned growth and profitability will depend in large part on the ability to promote its services, gain clients and expand its relationship with current clients. Accordingly, GameZnFlix intends to focus its attentions and investment of resources in marketing (Television and Online), strategic partnerships (Ingram Entertainment and National Fulfillment, Inc.), and development of its client base. Based on the operating results of its two year old subsidiary VeeGeeZ.com LLC and the results of operations after the launch of its new website at the end of March 2004, the Company projects that its client base will continue to grow. The Company projects that by the end of 2004 it will have over 24,000 members with revenues estimated to exceed $400,000 from member subscriptions. If GameZnFlix is not successful in promoting its services and expanding its client base, this may have a material adverse effect on its financial condition and the ability to continue to operate the business.

Results of Operations - Year End.

Revenues.

     GameZnFlix reported $143,421 in revenues for the twelve months ended December 31, 2003, and $202,234 for the twelve-month period ended December 31, 2002. This represents a decrease of $58,813, or approximately 30%, for this period over the same period last year. The decreased revenue was due to the consulting services ending to various businesses. The cost of goods for the twelve months ended December 31, 2003 was $15,976 compared to the $99,451 for the same period ending December 31, 2002. This represents a decrease of $83,475, or approximately 600%, for this period over the same period last year. The decrease in the cost of goods sold was due to management deferring salaries and wages during the twelve-month period. This resulted in a twelve-month gross profit of $127,445 for the twelve period ended December 31, 2003, and $102,693 for the twelve-month period ended on December 31, 2002. This represents an increase of $24,752, or approximately 124%, for this period over the same period last year.

Expenses.

     Total expenses for the twelve months ended December 31, 2003 were $1,313,255, while the expenses for the same period ended December 31, 2002 were $656,977. This represents an increase of $656,278, or approximately 200%, for this period over the same period last year. This increase in due to increase costs associated with the start-up of the online video rental business.

     For the twelve months ended December 31, 2003, selling, general and administrative expenses totaled $95,600, compared to $109,468 for the twelve months ended December 31, 2002. This reflects a decrease of $13,868, or approximately 13%. The decrease in these expenses is due primarily to the reduction in advertising and marketing services and interest on loans in the subsidiaries.

Consulting Fee Expenses.

     For the twelve months ended December 31, 2003, consulting fees totaled $889,793, compared to $57,385 for the twelve months ended December 31, 2002. This reflects in an increase of $832,408, or approximately 1550% for this period over the same period last year. This increase in these expenses is due primarily to hiring of business consultants to develop GameZnFlix's business model for the launching of the DVD movie and video game on-line rental service.

Professional Fee Expenses.

     GameZnFlix incurred professional fees expense charges of $165,521 in the twelve months ended December 31, 2003, compared with charges of $116,809 in the same period ended December 31, 2002. This represents an increase of $48,712, or approximately142%, for this period over the same period last year. The increase in these expenses is due to legal and accounting fees of the acquisition of VeeGeeZ.com, LLC, and on going fees required of GameZnFlix being a fully reporting on the Over the Counter Bulletin Board.

Depreciation and Amortization.

     Depreciation and amortization for the year ended December 31, 2003 was $33,016 compared to zero for the fiscal year ended December 31, 2002. The increase was due to an overall increase in depreciable fixed assets of approximately $38,000 as result of purchases made during 2003.

Interest Expense.

     GameZnFlix incurred interest expense of $21,161 during the fiscal year ended December 31, 2003, compared with of $362,848 in the fiscal year ended December 31, 2002, a decrease of approximately 94%. The decrease was primarily due to an overall reduction of interest bearing related liabilities by approximately $1,044,000. This reduction was primarily a result of $963,000 in debt extinguishments during 2003.

Extinguishment of Debt.

     In January 2003, note holders forgave GameZnFlix's debts and interest accrued in the amount of $268,132.

     In May 2003, GameZnFlix ceased operation of Prima International, LLC, one of its wholly owned subsidiaries. The loan payable to Prima of $6,300 was forgiven and GameZnFlix recognized a gain from forgiveness of debt of $6,300.

     In December 2003, management determined that accrued payables in the amount of $688,188, relating to activities prior to Syconet's merger with GameZnFlix, are of questionable validity. No demands have been made of current management or the prior management group, and GameZnFlix's records do not provide sufficient information to confirm any amounts due. The amount has been credited to extraordinary gain on extinguishment of debt in the current year.

Net Profit.

     GameZnFlix reported a net operating loss of $1,206,969 for the twelve months ended December 31, 2003. This is compared to a net operating loss of $916,616 for the same period ended December 31, 2002, an increase of $339,065, or approximately 24%. This increase was due primarily to the increased use of outside business consultants. GameZnFlix reported a net loss of $228,270 for the period ending December 31, 2003. This is compared to the net loss of $885,163 for same period ended December 31, 2002, a decrease of $656,893, or approximately 388%. This decrease is due to the recovery from extinguishment of debt from the prior entity known as Syconet.com.

Income Tax Benefit.

     At December 31, 2003, GameZnFlix has net operating loss carryforwards totaling approximately $8,700,000, which may provide future tax benefits. The carryforwards begin to expire in fiscal year 2017. Because of ownership changes nearly all of this net operating loss carry forward may be limited for use by GameZnFlix by Internal Revenue Code Section 381. GameZnFlix has not recognized any of this limited tax benefit as an asset due to the uncertainty of future income.

Results of Operations - Quarter End.

Revenues.

     GameZnFlix reported $30,434 in gross income for the three months ended March 31, 2004, and $148,461 for the three-months ended March 31, 2003.
This represents a decrease of $118,027, or approximately 79%, for this period over the same period last year. The decreased revenue was due to the change in focus from consulting services to DVD and video game rentals. The cost of goods for the three months ended March 31, 2004 was $4,484 compared to the $68,355 for the same period ending March 31, 2003. This represents a decrease of $63,871, or approximately 93%, for this period over the same period last year. The decrease in the cost of goods sold was due to GameZnFlix, Inc. no longer having to pay management level salaries and wages in GameZnFlix's consulting company AmCorp Group, Inc. and reporting the cost of its operations of the DVD and video game rental services during the three month period. This resulted in a gross profit of $25,950 for the three-months ended March 31, 2004 as compared with a gross profit of $80,106 for the three months ended March 31, 2003. This represents a decrease of $54,816, or approximately 68%, for this period over the same period last year.

Expenses.

     Total expenses for the three months ended March 31, 2004 were $1,776,762, while the expenses for the same period ended March 31, 2003 were $53,770. This represents an increase of $1,722,992, or approximately 3,300%, for this period over the same period last year. For the three months ended March 31, 2004, selling, general and administrative expenses totaled $375,999, while the same expenses for the same period ended March 31, 2003 totaled $7,164. This represents an increase of $368,835, or approximately 5,150%, for this period over the same period last year. These increases are caused by the production of national television advertising for the launching of GameZnFlix's online rental business.

Consulting Fee Expenses.

     For the three months ended March 31, 2004, consulting fees totaled $1,320,448 compared to $8,786 for the three months ended March 31, 2003. This reflects in an increase of $1,311,662, or approximately 15,000%. This increase in these expenses is due primarily to hiring of business consultants to develop GameZnFlix's business model for the launching of the DVD movie and video game on-line rental service.

Professional Fees Expense.

     GameZnFlix incurred professional fees expenses of $78,067 in the three months ended March 31, 2004, compared with charges of $35,035 in the same period ended March 31, 2003. This reflects an increase of $43,032, or approximately 123%. This increase is due to the retaining of attorneys and accountants for purpose of beginning operations of the DVD and video game rental online service.

Income Tax Benefit.

     As of March 31, 2004, GameZnFlix had available net operating loss carry forward of approximately $10,500,000, which may provide future tax benefits. Because of ownership changes nearly all of this net operating loss carry forward may be limited for use by GameZnFlix by Internal Revenue Code
Section 381. GameZnFlix has not recognized any of this limited tax benefit as an asset due to the uncertainty of future income.

Net Loss.

     GameZnFlix reported a net operating loss of $1,753,831 for the three months ended March 31, 2004. This is compared to a net operating profit of $294,468 for the same period ended March 31, 2003, which represents an increase of $1,459,363, or approximately 596%, for this period over the same period last year. This increase was due primarily to the increased use of outside business consultants.

Factors That May Affect Operating Results.

     The operating results of GameZnFlix can vary significantly depending upon a number of factors, many of which are outside its control. General factors that may affect GameZnFlix's operating results include:

     - market acceptance of and changes in demand for services;

     - a small number of customers account for, and may in future periods account for, substantial portions of GameZnFlix's revenue, and revenue could decline because of delays of customer orders or the failure to retain customers;

     - gain or loss of clients or strategic relationships;

     - announcement or introduction of new services by GameZnFlix or by its competitors;

     - price competition;

     - the ability to upgrade and develop systems and infrastructure to accommodate growth;

     - the ability to introduce and market services in accordance with market demand;

     - changes in governmental regulation; and

     - reduction in or delay of capital spending by clients due to the effects of terrorism, war and political instability.

     GameZnFlix believes that its planned growth and profitability will depend in large part on the ability to promote its services, gain clients and expand its relationship with current clients. Accordingly, GameZnFlix intends to invest in marketing, strategic partnerships, and development of its customer base. If GameZnFlix is not successful in promoting its services and expanding its customer base, this may have a material adverse effect on its financial condition and its ability to continue to operate its business.

Operating Activities.

     The net cash used by operating activities for the year ended December
31. 2003 was $20,207 as compared to $278,532 for the year ended December 31, 2002, a decrease of approximately 93%. The cash used can be attributable primarily to a decrease in the net loss for the year and an improvement in the accounts payable and accrued expenses.

     The net cash used by operating activities for the three months ended March 31, 2004 was $520,371 as compared to $1,077 for the three months ended March 31, 2003, an increase of approximately 48,200%. The cash used can be attributable primarily to increased stock based compensation paid to consultants and professionals.

Liquidity and Capital Resources.

     As of March 31, 2004, GameZnFlix had total current assets of $795,289 and total current liabilities of $1,147,622, resulting in a net working capital deficit of $352,333. As of December 31, 2003, the company had total current assets of $1,065,848 and total current liabilities of $849,143 resulting in net working capital of $216,705.

     GameZnFlix has continued to raise capital through isolated financing transactions. During the fourth quarter of the fiscal year ended December 31, 2003, GameZnFlix sold a total of 7,007,595 restricted shares of common stock to four investors for a total consideration of $92,500.

     GameZnFlix commenced a private placement on November 29, 2003 and sold a total of 12,305,952 shares of common stock to a total of 76 investors (53 of which are accredited) for a total consideration of $389,260 (average of $0.032 per share). In addition, from February 18, 2004 to April 26, 2004, options covering 17,257,253 shares of common stock were exercised (average of $0.0533 per share) into free trading stock under GameZnFlix's Stock Incentive Plan, resulting in proceeds to the company of $920,000.

     GameZnFlix's continued operations, as well as the implementation of its business plan, will depend upon its ability to raise additional funds through bank borrowings and equity or debt financing. GameZnFlix estimates that it will need to raise up to $10,000,000 over the next twelve months for such purposes. However, adequate funds may not be available when needed or may not be available on terms favorable to GameZnFlix. The ability of GameZnFlix to continue as a going concern is dependent on additional sources of capital and the success of GameZnFlix's business plan. GameZnFlix's independent accountants audit reports included in the Form 10-KSB for the fiscal year ended December 31, 2003 includes a substantial doubt paragraph regarding GameZnFlix's ability to continue as a going concern.

     If funding is insufficient at any time in the future, GameZnFlix may not be able to take advantage of business opportunities or respond to competitive pressures, or may be required to reduce the scope of its planned product development and marketing efforts, any of which could have a negative impact on its business and operating results. In addition, insufficient funding may have a material adverse effect on the company's financial condition, which could require the company to:

     - curtail operations significantly;

     - sell significant assets;

     - seek arrangements with strategic partners or other parties that may require the company to relinquish significant rights to products, technologies or markets; or

     - explore other strategic alternatives including a merger or sale of the company.

     To the extent that GameZnFlix raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities will result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on GameZnFlix's operations. Regardless of whether GameZnFlix's cash assets prove to be inadequate to meet the company's operational needs, GameZnFlix may seek to compensate providers of services by issuance of stock in lieu of cash, which will also result in dilution to existing shareholders.

Inflation.

     The impact of inflation on the costs of GameZnFlix, and the ability to pass on cost increases to its customers over time is dependent upon market conditions. GameZnFlix is not aware of any inflationary pressures that have had any significant impact on GameZnFlix's operations over the past quarter, and the company does not anticipate that inflationary factors will have a significant impact on future operations.

Other.

     GameZnFlix does not provide post-retirement or post-employment benefits requiring charges under Statements of Financial Accounting Standards No. 106 and No. 112.

Critical Accounting Policies.

     The Securities and Exchange Commission ("SEC") has issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC has defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, GameZnFlix's most critical accounting policies include: (a) use of estimates in the preparation of financial statements; (b) stock-based compensation arrangements; (c) revenue recognition; and (d) impairment of long-lived assets. The methods, estimates and judgments GameZnFlix uses in applying these most critical accounting policies have a significant impact on the results GameZnFlix reports in its financial statements.

Use of Estimates in the Preparation of Financial Statements.

     The preparation of these financial statements requires GameZnFlix to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, GameZnFlix evaluates these estimates, including those related to revenue recognition and concentration of credit risk. GameZnFlix bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Stock-Based Compensation Arrangements.

     GameZnFlix intends to issue shares of common stock to various individuals and entities for management, legal, consulting and marketing services. These issuances will be valued at the fair market value of the services provided and the number of shares issued is determined, based upon the open market closing price of common stock as of the date of each respective transaction. These transactions will be reflected as a component of selling, general and administrative expenses in GameZnFlix's statement of operations.

Revenue Recognition.

     Revenue from proprietary software sales that does not require further commitment from GameZnFlix is recognized upon shipment. Consulting revenue is recognized when the services are rendered. License revenue is recognized ratably over the term of the license. Video game subscription revenues are recognized when billed. Customers are required to authorize a monthly automatic charge to a major credit card. Because of this, the billing and receipt of revenue occur simultaneously. Subscribers pay on a monthly basis and may cancel service at anytime. The cost of services, consisting of staff payroll, outside services, equipment rental, communication costs and supplies, is expensed as incurred.

Impairment of Long-Lived Assets.

     GameZnFlix reviews its long-lived assets and intangibles periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future cash flows be less than the carrying value, GameZnFlix would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles.

Forward Looking Statements.

     The foregoing management's discussion and analysis of financial condition and results of operations contains "forward looking statements" within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements as to GameZnFlix's estimates as to the adequacy of its capital resources, its need and ability to obtain additional financing, the features and benefits of its products, its growth strategy, the need for additional sales and support staff, its operating losses and negative cash flow, its critical accounting policies, its profitability and factors contributing to its future growth and profitability. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those discussed above, as well as risks related to GameZnFlix's ability to develop and introduce new products and its ability to find additional financing. These forward-looking statements speak only as of the date hereof. GameZnFlix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                        DESCRIPTION OF PROPERTY

     GameZnFlix does not lease or rent any property. GameZnFlix's corporate office and East Coast distribution center are located in Franklin, Kentucky at the president's home-based office. In addition, the company's president owns all of the servers and other equipment necessary to maintain GameZnFlix's website and offices.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than as set forth below, during the last two fiscal years there have not been any relationships, transactions, or proposed transactions to which GameZnFlix was or is to be a party, in which any of the directors, officers, or 5% or greater shareholders (or any immediate family thereof) had or is to have a direct or indirect material interest.

     On September 13, 2002, GameZnFlix entered into an acquisition agreement with the shareholders of AmCorp Group, Inc., a privately held Nevada corporation. Under the terms of this agreement, on the closing date, the parties exchanged common stock on a 1-for-1 basis, with AmCorp selling to GameZnFlix all of its issued and outstanding shares. Mr. Fleming served as the authorized representative of the shareholders of AmCorp.

     On October 31, 2002, GameZnFlix entered into an acquisition agreement with the shareholders of Naturally Safe Technologies, Inc., a privately held Nevada corporation. Under the terms of this agreement, on the closing date, the parties exchanged common stock on a 1-for-1 basis, with Naturally Safe exchanging with GameZnFlix all of its issued and outstanding shares.
Messrs. Fleming and Sawaqed were shareholders of Naturally Safe; they each received 31,320,000 restricted shares of common stock under this agreement.

     On March 13, 2003, GameZnFlix issued 1,200,000 restricted shares of common stock to Mr. Sawaqed as compensation for their work for the company in 2002.

     On March 17, 2003, GameZnFlix issued 100,000,000 and 1,000,000 restricted shares of common stock, respectively, to Mr. Fleming and Mr., Crist as compensation for their work for the company in 2002.

     GameZnFlix's corporate office and East Coast distribution center are located in Franklin, Kentucky at the president's home-based office (which is provided to the company without cost). In addition, the company's president owns all of the servers and other equipment necessary to maintain GameZnFlix's website and offices and allows the company to use these without charge.

     For each of the transactions noted above, the transaction was negotiated, on the part of GameZnFlix, on the basis of what is in the best interests of GameZnFlix and its shareholders. In addition, in each case the interested affiliate did vote in favor of the transaction; however, the full board of directors did make the determination that the terms in each case were as favorable as could have been obtained from non-affiliated parties.

     Certain of the officers and directors of GameZnFlix are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between GameZnFlix and its officers and directors. GameZnFlix will attempt to resolve such conflicts of interest in favor of GameZnFlix. The officers and directors of GameZnFlix are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling GameZnFlix's affairs. A shareholder may be able to institute legal action on behalf of GameZnFlix or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to GameZnFlix.

                         MARKET FOR COMMON EQUITY AND
                         RELATED STOCKHOLDER MATTERS

Market Information.

     GameZnFlix's common stock began trading on the Over the Counter Bulletin Board under the symbol "SYCD". With the change in the name of GameZnFlix to "Point Group Holdings, Incorporated", the symbol changed to "PGHI" on December 13, 2002. The symbol was changed to "GZFX" effective on February 6, 2004 with the change in the name of the company "GameZnFlix, Inc." The range of closing prices shown below is as reported by this market. The quotations shown reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

Per Share Common Stock Bid Prices by Quarter

For the Fiscal Year Ended on December 31, 2003

                                                 High            Low

Quarter Ended December 31, 2003                  0.004          0.043
Quarter Ended September 30, 2003                 0.007          0.001
Quarter Ended June 30, 2003                       0.01         0.0001
Quarter Ended March 31, 2003 (1)                0.0001         0.0001

(1)  The shares traded on only 11 days during this quarter.

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended on December 31, 2002

                                                 High            Low

Quarter Ended December 31, 2002                  0.004          0.0001
Quarter Ended September 30, 2002                0.0001           0.006
Quarter Ended June 30, 2002                      0.001          0.0001
Quarter Ended March 31, 2002                     0.001          0.0001

     In February 2004, GameZnFlix was approved to trade shares on the Third Market Segment of the Berlin Stock Exchange under the trading symbol of "PQJ.BE. The company was also approved to trade shares on the Third Market Segment of the Frankfurt Stock Exchange under the trading symbol of "PQJ.FSE".

Holders of Common Equity.

     As of April 12, 2004, there were approximately 264 shareholders of record of GameZnFlix's common stock.

Dividend Information.

     GameZnFlix has not declared or paid a cash dividend to stockholders since it was organized. The board of directors presently intends to retain any earnings to finance Registrant operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon GameZnFlix's earnings, capital requirements and other factors.

Securities Authorized for Issuance under Equity Compensation Plans.

     The Registrant has adopted two equity compensation plans (neither of which have been approved by the company's shareholders):

Non-Employee Directors and Consultants Retainer Stock Plan.

     On July 1, 2001, the Registrant adopted a Non-Employee Directors and Consultants Retainer Stock Plan (the company adopted Amendment No. 4 to this plan on November 17, 2003). The purposes of the plan are to enable the Registrant to promote the interests of the company by attracting and retaining non-employee directors and consultants capable of furthering the business of the company and by aligning their economic interests more closely with those of the company's shareholders, by paying their retainer or fees in the form of shares of common stock. A total of 250,000,000 shares of common stock have been registered under this plan as a result of a Form S-8 POS filed with the SEC on December 19, 2003. As of December 31, 2003, 103,500,000 shares of common stock remain to be issued under this plan.

Stock Incentive Plan.

     On April 25, 2003, the Registrant adopted a Stock Incentive Plan. This plan is intended to allow directors, officers, employees, and certain non-employees of the Registrant to receive options to purchase company common stock. The purpose of this plan is to provide these persons with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the company, and to attract and retain employees. A total of 25,000,000 shares of common stock have been registered under this plan under a Form S-8 filed with the SEC on May 12, 2003. Options granted under this plan are to be exercisable at whatever price is established by the board of directors, in its sole discretion, on the date of the grant. Through December 31, 2003, the Registrant had granted options to two individuals covering all 25,000,000 shares registered under this plan; however, as these options were not exercised until 2004, all shares registered under this plan remain to be issued as of December 31, 2003.

                       Equity Compensation Plan Information
                             as of December 31, 2003



                                                                                        Number of
                                                                                        Securities
                                                                                         Remaining
                                Number of                                           available for future
                             Securities to be                                         issuance under
                               Issued upon               Weighted-average                  equity
                               Exercise of               exercise price of             compensation
                               Outstanding                  outstanding               plans (excluding)
                             Options, warrants           options, warrants           securities reflected
                               And rights                   and rights                 in column (a)
Plan category                    (a)                          (b)                            (c)
Equity compensation
plans approved
by security holders              0                            0                               0

Equity compensation
plans not approved by
security holders                 0                            0                          Director's and
                                                                                       Consultant's Stock
                                                                                       Plan: 103,500,000
                                                                                          shares Stock
                                                                                         Incentive Plan:
                                                                                       25,000,000 shares
Total                            0                            0                          Director's and
                                                                                       Consultant's Stock
                                                                                              Plan:
                                                                                          103,500,000
                                                                                         shares Stock
                                                                                       Incentive Plan:
                                                                                       25,000,000 shares



                               EXECUTIVE COMPENSATION

Summary Compensation Table.

     The following table sets forth certain information relating to the compensation paid by GameZnFlix during the last three fiscal years to GameZnFlix's Chief Executive Officer/President. No other executive officer of GameZnFlix received total salary and bonus in excess of $100,000 during the fiscal year ended December 31, 2003 and for the two prior years.



                           Annual compensation                      Long-term Compensation
                                                                 Awards           Payouts
Name and                                  Other           Restricted   Securities
principal                                 annual            stock     underlying      LTIP    All other
position       Year     Salary   Bonus   compensation     award(s)    options/SARs    payouts compensation
                          ($)     ($)       ($)             ($)           (#)           ($)       ($)
  (a)           (b)       (c)     (d)       (e)             (f)           (g)           (h)       (i)

John Fleming,  2003       -        -         -               -             -             -         -
President      2002       -        -         -           $100,000          -             -         -

Gary Borglund, 2002       -        -         -               -             -             -         -
former
president (1)

William Spears,
former CEO (2) 2001       -        -         -               -             -             -         -

Gary Fox,
former
president (3)  2001       -        -         -               -             -             -         -



(1) Mr. Borglund was appointed president on April 28, 2001 and resigned on September 12, 2002.

(2)  Mr. Spears was appointed CEO in June 2000 and resigned on April 28, 2001.

(3) Mr. Fox was appointed President on April 28, 2001 and resigned on January 21, 2002.

     Directors of GameZnFlix who are also employees do not receive cash compensation for their services as directors or members of the committees of the board of directors. All directors may be reimbursed for their reasonable expenses incurred in connection with attending meetings of the board of directors or management committees.

Employment Contracts.

     GameZnFlix has not entered into any written employment agreement with its former or current directors or officers.

Other Compensation.

     There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of GameZnFlix in the event of retirement at normal retirement date as there was no existing plan as of December 31, 2003 provided for or contributed to by GameZnFlix.

     Other than as follows, no remuneration is proposed to be paid in the future directly or indirectly by GameZnFlix to any officer or director. (1) On July 1, 2001, GameZnFlix adopted a Non-Employees Directors and Consultants Retainer Stock Plan (see description under Item 11, below); and
(2) on April 25, 2003, GameZnFlix adopted a Stock Incentive Plan (see description under Item 11, below). GameZnFlix may pay compensation to officers and directors in the future under one or both of these plans.

                    CHANGES IN AND DISAGREEMENTS WITH
                       ACCOUNTANTS ON ACCOUNTING
                       AND FINANCIAL DISCLOSURE

     Effective on January 21, 2002, the independent accountant who was previously engaged as the principal accountant to audit GameZnFlix's financial statements, Stonefield Josephson, Inc., was dismissed. The decision to dismiss this accountant was approved by the board of directors. This accountant did not perform any auditing functions for GameZnFlix since it was retained on August 17, 2001.

     During the period of engagement preceding such dismissal, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred during the period of engagement preceding the former accountant's dismissal.

     Effective on January 21, 2002, the firm of Smith & Company was engaged to serve as the new principal accountant to audit GameZnFlix's financial statements. The decision to retain this firm was approved by the board of directors. During GameZnFlix's two most recent fiscal years, and the subsequent interim period prior to engaging that accountant, neither GameZnFlix nor someone on its behalf consulted the newly engaged accountant regarding any matter.

     Effective on August 19, 2002, Smith & Company, was dismissed. This dismissal was approved by the board of directors. This firm audited GameZnFlix's financial statements for the fiscal year ended December 31, 2001. This firm's report on these financial statements was modified as to uncertainty that GameZnFlix will continue as a going concern; other than this, the accountant's report on the financial statements for that period neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the period of engagement preceding such dismissal, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred the period of engagement preceding the former accountant's dismissal.

     Effective on August 19, 2002, the firm of George Brenner, C.P.A was engaged to serve as the new principal accountant to audit GameZnFlix's financial statements. The decision to retain this firm was approved by the board of directors. During GameZnFlix's two most recent fiscal years, and the subsequent interim period prior to engaging that accountant, neither GameZnFlix nor someone on its behalf consulted the newly engaged accountant regarding any matter.

     Effective on February 17, 2003, Mr. Brenner resigned. This accountant did not perform any auditing functions for GameZnFlix. During the period of engagement preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred during the period of engagement preceding the former accountant's resignation.

     Effective on March 30, 2003, the firm of Beckstead and Watts, LLP was engaged to serve as the new principal accountant to audit GameZnFlix's financial statements. The decision to retain this accountant was approved by the board of directors. During GameZnFlix's two most recent fiscal years, and the subsequent interim period prior to engaging this accountant, neither GameZnFlix (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

     Effective on November 20, 2003, Beckstead and Watts, LLP resigned. This firm audited GameZnFlix's financial statements for the fiscal year ended December 31, 2002. This firm's report on these financial statements was modified as to uncertainty that GameZnFlix will continue as a going concern; other than this, the accountant's report on the financial statements for those periods neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the period of engagement preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred during the period of engagement preceding the former accountant's resignation.

     Effective on November 21, 2003, the firm of Smith & Company was engaged to serve as the new principal accountant to audit GameZnFlix's financial statements. The decision to retain this accountant was approved by the board of directors. During GameZnFlix's two most recent fiscal years, and the subsequent interim period prior to engaging this accountant, neither GameZnFlix (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

                                 AVAILABLE INFORMATION

     GameZnFlix has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the company and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     A copy of the registration statement, and the exhibits and schedules filed with it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1
(800) SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Barter. The address of the site is http://www.sec.gov. The registration statement, including all its exhibits and any amendments, has been filed electronically with the Commission.

                                 FINANCIAL STATEMENTS

                                 GAMEZNFLIX, INC.
                             CONSOLIDATED BALANCE SHEET
                                  MARCH 31, 2004
                                   (Unaudited)

                                      ASSETS

Current assets
Cash                                                             $   554,480
Accounts receivable                                                   62,678
Inventory                                                            158,131
Prepaid expenses                                                      20,000
Total current assets                                                 795,289

Fixed assets, net                                                     42,716

Other assets                                                          11,608

Total assets                                                         849,613

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable                                                     188,081
Accrued expenses                                                     576,380
Stock payable                                                         68,050
Notes payable - related parties                                      315,111
Total current liabilities                                          1,147,622

Total liabilities                                                  1,147,622

Commitments and contingencies                                              -

Stockholders' deficit
Common stock; $0.001 par value; 900,000,000 shares
   authorized, 554,652,076 shares issued and outstanding             554,652

Additional paid-in capital                                        13,368,003
Prepaid consulting expenses                                       (3,681,000)
Accumulated deficit                                              (10,539,664)

Total stockholders' deficit                                         (298,009)

Total liabilities and stockholders' deficit                          849,613

See accompanying notes to consolidated financial statements


                                  GAMEZNFLIX, INC.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                    (Unaudited)

                                          For the Three         For the Three
                                           Months Ended          Months Ended
                                          March 31, 2004        March 31, 2003

Revenues                                  $       30,434        $      148,461

Cost of revenues                                   4,484                68,355

Gross profit                                      25,950                80,106

Operating expenses
Selling, general and administrative              375,999                 5,994
Amortization and depreciation                      2,248                 3,955
Consulting fees                                1,320,448                 8,786
Professional fees                                 78,067                35,035
Total operating expenses                       1,776,762                53,770

Loss from operations                          (1,750,812)               26,336

Other income (expense)
Forgiveness of debt                                    -               268,132
Interest expense                                  (3,381)                    -
Interest income                                      362                     -

                                                  (3,019)              268,132

Loss before provision for income taxes        (1,753,831)              294,468

Provision for income taxes                             -                     -

Net loss                                      (1,753,831)              294,468

Basic loss per common share                        (0.00)                 0.00
Diluted loss per common share                      (0.00)                 0.00

Basic weighted average common
   shares outstanding                        516,461,430           283,571,449

See accompanying notes to consolidated financial statements


                                  GAMEZNFLIX, INC.
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (Unaudited)

                                          For the Three         For the Three
                                           Months Ended          Months Ended
                                          March 31, 2004        March 31, 2003

Cash flows from operating activities:
Net loss                                  $  (1,753,831)        $      294,468

Adjustments to reconcile net loss to net
 cash used in operating activities:
Stock-based compensation                      1,188,022                      -
Depreciation and amortization                     2,248                  3,955
Changes in operating assets and
liabilities:
Change in accounts receivable                         -                 (3,442)
Change in accounts receivable -
employees                                         1,892                      -

Change in stock subscription
receivable                                       20,000                      -

Change in prepaid expenses                      (20,000)                     -
Change in inventory                            (158,131)                (2,246)
Change in other assets                           (3,589)                 1,170
Change in accounts payable                      (55,740)                18,364
Change in accrued expenses                      258,758                      -
Change in other liabilities                           -               (313,346)

Net cash used in operating activities          (520,371)                (1,077)

Cash flows from investing activities:
Purchase of fixed assets                              -                 (2,202)

Net cash used in investing activities                 -                 (2,202)

Cash flows from financing activities:
Payments on notes payable                        (4,800)                (4,126)
Proceeds from related party notes payable        63,411                      -
Proceeds from stock issuances                   972,462                      -

Net cash provided by (used in)
financing activities                          1,031,073                 (4,126)

Net change in cash and cash equivalents         510,702                 (7,405)

Cash, beginning of period                        43,778                 22,530

Cash, end of period                             554,480                 15,125

See accompanying notes to consolidated financial statements


                                   GAMEZNFLIX, INC.
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (Unaudited)

1.  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of GameZnFlix, Inc. ("Company") have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB of the Company for the year ended December 31, 2003.

The interim consolidated financial statements present the balance sheet, statements of operations, and statements of cash flows of the Company and its subsidiaries, VeeGeeZ.com, LLC, AmCorp Group, Inc., and Naturally Safe Technologies, Inc. All material intercompany transactions have been eliminated. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of March 31, 2004 and the results of operations and cash flows for the three-month periods ended March 31, 2004 and 2003, have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

History - The Company provides DVD and video game rentals to subscribers using an Internet website (http://www.gameznflix.com) to facilitate transactions. The Company launched its website on March 25, 2004; therefore, it had not received any revenues associated with its operations during the three months ended March 31, 2004. Subscribers of the Company are located within the United States. The Company maintains its headquarters in Franklin, Kentucky. The Company has retained National Fulfillment, Incorporated of Lebanon, Tennessee, with distribution centers in Nashville, Tennessee and Los Angeles, California to store and distribute its online DVD and video games to it members.

Going Concern - The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities. As of March 31, 2004, the Company had an accumulated deficit of approximately $10,540,000. In addition, the Company had excess current liabilities over current assets of approximately $352,000. The Company has a substantial need for working capital. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

In March 2004, the Company launched its website, http://www.gameznflix.com, and began operating in the online DVD and video game rental industry. In conjunction with the website launch, the Company also launched a national television ad campaign designed to create awareness among the Company's target consumers and to generate traffic to the website. In June 2004, the Company is set to launch the second phase of the television ad campaign. This second phase is more narrowly designed to attract the core consumer to the product.

In addition, the Company has generated over $950,000 in working capital in 2004 through the issuance of private placement memoranda.

As a result of these actions and estimates of revenues that will be generated from its online presence, management feels that there is sufficient evidence they will be able to generate any additional working capital needed to allow the Company to continue as a going concern.

2.  SIGNIFICANT ACCOUNTING POILICIES

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Inventory - Inventory consists solely of finished goods product, which are warehoused in Franklin, Kentucky. All inventory items are stated at the lower of cost (first-in, first-out) or market value.

Revenue Recognition - Revenue from proprietary software sales that does not require further commitment from the Company is recognized upon shipment. Consulting revenue is recognized when the services are rendered. License revenue is recognized ratably over the term of the license. DVD and video game subscription revenues are recognized when billed. Subscribers are required to authorize a monthly automatic charge to a major credit card. Because of this, the billing and receipt of revenue occur simultaneously. Subscribers pay on a monthly basis and may cancel service at anytime.

The cost of services, consisting of staff payroll, outside services, equipment rental, communication costs and supplies, is expensed as incurred.

Stock-Based Compensation - The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by SFAS No. 123.

3.  PREPAID CONSULTING

For the three months ended March 31, 2004, the Company entered into various consulting agreements extending over a twelve month period that were compensated through issuance of common stocks. The Company issued a total of 43,600,000 of common stock related to these consulting agreements with total value of $3,630,000 based upon the fair value of such stock that will be expensed over the twelve-month term of such agreements. Accordingly, the Company has incurred approximately $624,000 related to these new consulting agreement and $263,000 from previous consulting agreements consummated in 2003. As a result, the Company's remaining prepaid consulting expenses as of March 31, 2004 totals $3,681,000.

4.  VEEGEEZ.COM, LLC

In late March 2004 the Company launched its Company website to the public to provide DVD movies and video games. In early April 2004, the Company found that the demand for DVD movies and video games was greater than expected and that its subsidiary VeeGeeZ.com, LLC could not handle the increase in demand. The Company researched other methods of handling the demand and
settled on the outsourcing of shipments and inventory control.   The Company
retained the services of National Fulfillment, Incorporated with locations in Nashville, Tennessee and Los Angeles, California to assume the operations. The Company then closed VeeGeeZ.com, LLC and consolidated its business activities under the Company.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
GameZnFlix, Inc.

We have audited the accompanying consolidated balance sheet of GameZnFlix, Inc. and Subsidiaries (formerly Point Group Holdings, Incorporated), a Nevada corporation, as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The 2002 financial statements were audited by other auditors whose report dated April 13, 2003, on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company's ability to continue as a going concern.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GameZnFlix, Inc. and Subsidiaries as of December 31, 2003 and the results of its operations, changes in stockholders' equity, and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the consolidated financial statements, the Company has cash flow constraint, an accumulated deficit of $8,785,833 at December 31, 2003, and has suffered recurring losses from operations. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2 to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/  Smith and Company
Certified Public Accountants
Salt Lake City, Utah
April 12, 2004


                              BECKSTEAD AND WATTS, LLP
                            Certified Public Accountants
                               3340 Wynn Rd., Ste. B
                                Las Vegas, NV 89102
                                   702.257.1984

                           INDEPENDENT AUDITORS' REPORT

Board of Directors
Point Group Holdings, Incorporated
San Diego, California

We have audited the Balance Sheet of Point Group Holdings, Incorporated (the "Company"), as of December 31, 2002, and the related Statements of Operations, Stockholders' Equity, and Cash Flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the balance sheet of Point Group Holdings, Incorporated, as of December 31, 2002, and its related statements of operations, equity and cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Beckstead and Watts, LLP
Beckstead and Watts, LLP
Las Vegas, Nevada
April 13, 2003


                                  GAMEZNFLIX, INC.
                             CONSOLIDATED BALANCE SHEET
                                  DECEMBER 31, 2003

                                      ASSETS

Current Assets:
Cash and cash equivalents                                      $    43,778
Common stock options receivable                                     20,000
Accounts receivable                                                 62,678
Accounts receivable - employees                                      1,892
Prepaid expenses                                                   937,500

Total Current Assets                                             1,065,848

Fix assets, net (Note 3)                                            44,964

Other assets                                                         8,019

TOTAL ASSETS                                                     1,118,831

             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable                                                   243,821
Accrued expenses                                                   317,622
Notes payable                                                       36,000
Notes payable - related parties                                    251,700
Total Current Liabilities                                          849,143

Stockholders' Equity (Deficit)
Preferred stock, authorized 500,000 shares;
No shares issued and outstanding                                         0
Common stock, $0.001 par value, 900,000,000 shares
authorized, 481,474,211 shares issued and outstanding              481,474
Additional paid-in capital                                       8,574,047
Retained (Deficit)                                              (8,785,833)
                                                                   269,688
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)             1,118,831

See accompanying Notes to Consolidated Financial Statements


                                  GAMEZNFLIX, INC.
                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     For the Years Ended
                                                        December 31,
                                                     2003           2002

Revenue                                              $  143,421    $  202,234
Cost of revenues                                         15,976        99,541
                                                        127,445       102,693

Expenses
Selling, general and administrative expenses             95,600       109,468
Amortization and depreciation                            33,016             0
Related stock options                                         0       102,000
Officer compensation                                    129,325       271,315
Consulting fees                                         889,793        57,385
Professional fees                                       165,521       116,809
                                                      1,313,255       656,977

Net Operating Loss                                   (1,185,810)     (554,284)

Other income (expenses)
Interest expense                                        (21,161)     (362,848)
Interest income                                               2           516

Net Loss Before Extraordinary Item                   (1,206,969)     (916,616)

Discontinued operations (Note 7)                         16,079             0

Net Loss Before Extraordinary Item                   (1,190,890)     (916,616)

Extraordinary item
Extinguishment of debt (Note 11)                        962,620        31,453

Net Loss                                               (228,270)     (885,163)

Weighted average number of common shares outstanding
Basic and fully diluted                             332,124,803    92,092,740

Net loss per share - Basic and fully diluted
From continuing operations                                (0.00)        (0.01)
Discontinued operations                                    0.00          0.00
Before extraordinary item                                 (0.00)        (0.01)
Extraordinary item                                         0.00          0.00

Total                                                     (0.00)        (0.01)

See accompanying Notes to Consolidated Financial Statements


                                    GAMEZNFLIX, INC.
              CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                             Additional                       Total
                                    Common Stock              Paid-In        Retained     Shareholders'
                                   Shares    Amount           Capital         Deficit        Equity
Balance as of December 31, 2001   51,165,000 $  4,117         $ 6,756,761     $(7,672,400) $  (911,523)

Shares issued for consulting
Services                           5,500,000    5,500                   0                        5,500
Recapitalization adjustment                0   47,048             (47,048)                           0
Shares issued for:
debt settlement                    8,662,800    8,662              46,334                       54,997
consulting services                8,753,848    8,754              18,769                       27,523
debt settlement                    1,300,000    1,300               6,916                        8,216
business acquisition (Note 5)     78,300,000   78,300                   0                       78,300
business acquisition (Note 5)     27,889,801   27,890                   0                       27,890
officers compensation            102,000,000  102,000                   0                      102,000
Net loss for year ended
December 31, 2002                                                                 (885,163)   (885,163)

Balance as of December 31 2002   283,571,449  283,571           6,781,732       (8,557,563) (1,492,260)

Shares issued for:
prepaid expenses                  37,500,000   37,500             900,000                      937,500
legal and consulting services    139,395,167  139,395             810,589                      949,984
business acquisition (Note 5)     14,000,000   14,000             (13,766)                         234
Private placement shares sold:
at $0.014 per share                6,299,262    6,299              83,701                       90,000
at $0.015 per share                  333,333      334               4,666                        5,000
at $0.02 per share                   375,000      375               7,125                        7,500
Net loss for year ended
December 31, 2003                                                                 (228,270)   (228,270)

Balance as of December 31 2003   481,474,211  481,474           8,574,047       (8,785,833)    269,688



See accompanying Notes to Consolidated Financial Statements


                                   GAMEZNFLIX, INC.
                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        For the Years Ended
                                                           December 31,
                                                        2003           2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                              $ (228,270)   $ (885,163)
Adjustments to reconcile net income (loss) to cash
provided (used) by operating activities:
Shares issued for legal and consulting services          949,984        33,023
Shares issued to officers for compensation                     0       102,000
Depreciation and amortization expense                     33,016         2,746
Loss from impairment of goodwill                               0       114,063
Changes in assets and liabilities:
Accounts receivable                                      (56,433)       (8,137)
Inventory                                                 21,221       (21,221)
Options receivable                                       (20,000)            0
Intangible assets                                          3,589       (11,608)
Accounts payable and accrued expenses                   (723,314)      395,765

NET CASH USED IN OPERATING ACTIVITIES                    (20,207)     (278,532)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets                                 (38,052)       (7,314)

NET CASH USED) IN INVESTING ACTIVITIES                   (38,052)       (7,314)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes payable                      (81,421)            0
Proceeds from notes payable                               58,428       308,376
Proceeds from issuance of stock                          102,500             0

NET CASH PROVIDED BY FINANCING ACTIVITIES                 79,507       308,376

Net increase (decrease) in cash                           21,248        22,530

Cash and cash equivalents - beginning                     22,530             0

CASH AND CASH EQUIVALENTS - ENDING                        43,778        22,530

SUPPLEMENTAL DISCLOSURES
Interest paid                                             21,161             0

NON-CASH TRANSACTIONS
Shares issued for prepaid expenses                       937,500             0

Shares issued for debt settlement                              0        63,213

Shares issued for business acquisitions                      234       106,190

See accompanying Notes to Consolidated Financial Statements

                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    December 31, 2003

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of GameZnFlix, Inc. and subsidiaries ("Company") is presented to assist in understanding the Company's consolidated financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements

Organization.

The Company was originally formed under the laws of the State of Delaware in June 1997 under the name SyCo Comics and Distribution Inc. and is the successor to a limited partnership named SyCo Comics and Distribution, formed under the laws of the Commonwealth of Virginia on January 15, 1997. On February 17, 1999, SyCo Comics and Distribution Inc. changed its name to Syconet.com, Inc. On April 12, 2002 the Company adopted an Agreement and Plan of Merger for the purpose of redomiciling the Company to the State of Nevada. The Company then discontinued its operations as Syconet.com, Inc. and changed its name to Point Group Holding, Incorporated effective November 21, 2002. On January 26, 2004, the Company changed its name to GameZnFlix, Inc.

Nature of Business.

The Company provides DVD and video game rentals to subscribers using an Internet website (http://www.GameZnFlix.com) to facilitate transactions. At December 31, 2003, the Company was preparing to launch the website and, therefore, had not received any revenues associated with its operations.
The website was subsequently launched March 25, 2004. Subscribers of GameZnFlix.com are located within the United States of America. The Company maintains its headquarters and its DVD shipping facilities in Franklin, Kentucky. Video games are shipped through its wholly owned subsidiary, VeeGeeZ.com, LLC ("VeeGeeZ").

VeeGeeZ was established as a limited liability company (LLC) in California on April 6, 2002, and provides video game rentals to subscribers using an Internet website (http://www.VeeGeeZ.com) to facilitate transactions. Subscribers are located within the United States of America. VeeGeeZ maintains its headquarters and sole shipping facility in Santa Clarita, California.

AmCorp Group, Inc. ("AmCorp") was acquired by the Company on September 24, 2002. AmCorp provides executive-level managerial assistance in arranging for capital funding and investment and consulting services.

Naturally Safe Technologies, Inc. ("NSTI") was acquired by the Company on October 31, 2002. NSTI, which provides plant supplements and nutraceuticals through its Internet website (http://www.naturallysafe.com).

Cash and Cash Equivalents.

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of December 31, 2003.

Inventory.

Inventory consists solely of finished goods product, which are warehoused in Franklin, Kentucky. All inventory items are stated at the lower of cost (first-in, first-out) or market value. As of December 31, 2003, inventory is valued at $0, due to its limited shelf life.

Investments.

Investments in companies over which the Company exercises significant influence are accounted for by the equity method whereby the Company includes its proportionate share of earnings and losses of such companies in the Company's earnings.

Other investments are accounted for based on the nature of the investment. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Property, Plant, and Equipment.

Property, plant, and equipment are stated at the lower of cost of estimated net recoverable amount. The cost of property, plant, and equipment is depreciated using the straight-line method based on the lesser of the estimated useful lives of the assets or the lease term based on the following life expectancy:

Computer equipment & software             3-5 years
Office furniture and fixtures             2-7 years

Repairs and maintenance expenditures are charged to operations as incurred. Major improvements and replacements, which extend the useful life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. When assets are retired or sold, the costs and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in operations.

Games Library.

VeeGeeZ currently offers games compatible with Microsoft XBox, Nintendo GameCube, Sony PlayStation, and PlayStation 2. The cost of games is depreciated using the straight-line method over a twenty-four month period to an estimated residual value of $10.

Because of the nature of the business, the Company experiences a certain amount of loss, damage, or theft of its games. This loss is shown in the cost of sales section of the Income Statement. Any accumulated depreciation associated with this item is accounted for on a first-in-first-out basis and treated as a reduction to depreciation expense in the month the loss is recognized.

Revenue Recognition.

Revenue from proprietary software sales that does not require further commitment from the Company is recognized upon shipment. Consulting revenue is recognized when the services are rendered. License revenue is recognized ratably over the term of the license. Video game subscription revenues are recognized when billed. VeeGeeZ customers are required to authorize a monthly automatic charge to a major credit card. Because of this, the billing and receipt of revenue occur simultaneously. Subscribers pay on a monthly basis and may cancel service at anytime.

The cost of services, consisting of staff payroll, outside services, equipment rental, communication costs and supplies, is expensed as incurred.

Advertising Costs.

The Company expenses all costs of advertising as incurred. Advertising costs for the years ended December 31, 2003 and 2002 were $21,411 and $0, respectively.

Use of Estimates.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ significantly from those estimates.

Fair Value of Financial Instruments.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2003. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Impairment of Long-Lived Assets.

The Company reviews its long-lived assets and intangibles periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future cash flows be less than the carrying value, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles.

Reporting on the Costs of Start-Up Activities.

Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-up Activities," which provides guidance on the financial reporting of start-up costs and organizations costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP No. 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP No. 98-5, there has been little or no effect on the Company's financial statements.

Loss Per Share.

Net loss per share is provided in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. No diluted loss per share amounts are disclosed because their effect is antidilutive. Stock options to purchase shares of common stock that were outstanding during 2003 and 2002, which were not included in the computation of diluted loss per share because the effect would have been antidilutive, were 25,000,000 and 0, respectively.

Dividends.

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Comprehensive Income.

SFAS No. 13, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company had no items of other comprehensive income and therefore has not presented a statement of comprehensive income.

Segment Reporting.

The Company follows SFAS No. 130, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes.

The Company follows SFAS No. 109, "Accounting for Income Taxes," for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely that not be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent Pronouncements.

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123." The Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 is not expected to have a material impact on the Company's financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others," an interpretation of FIN Nos. 5, 57, and 107, and a rescission of FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while, the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN No. 45 has not had a material impact on the Company's financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulleting ("ARB") No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that companies are not required to consolidate by in which a company has a significant variable interest. The consolidation requirements of FIN No. 46 will apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements will apply to entities established prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements will apply in all financial statements issued after January 31, 2003. The adoption of FIN 46 has not had a material impact on the Company's financial position or results of operations.

Stock-Based Compensation.

The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by SFAS No. 123.

Year End.

The Company has adopted December 31 as its fiscal year end.

NOTE 2  GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

As of December 31, 2003, the Company had an accumulated deficit of $8,785,833. In addition, the Company had current liabilities of $849,143.
The Company has a substantial need for working capital.   These factors,
among others, raise substantial doubt about the Company's ability to continue as a going concern.

In March 2004, the Company launched its website, http://www.GameZnFlix.com, and began operating in the online DVD and video game rental industry. In conjunction with the website launch, the company also launched a national television ad campaign designed to create awareness among the Company's target consumers and to generate traffic to the website. In May 2004, the company is set to launch the second phase of the television ad campaign. This second phase is more narrowly designed to attract the core consumer to the product.

In addition, the Company has generated approximately $300,000 in funds in 2004 through the sale of restricted shares of common stock.

As a result of these actions and estimates of revenues that will be generated from its online presence, management feels that there is sufficient evidence they will be able to generate any additional working capital needed to allow the Company to continue as a going concern.

NOTE 3  FIXED ASSETS

Fixed assets consists of the following:

                                       Accumulated
                                       Depreciation         Net Book Value
                           Cost         12/31/03          12/31/03   12/31/02

Machinery and equipment    $16,615      $  5,295          $11,320     $7,314
Furniture and Fixtures       2,288         2,002              286          0
Games Library               55,488        22,130           33,358          0

                           $74,391      $29,427           $44,964     $7,314

Depreciation expense for 2003 was $29,427 ($0 for 2002).

NOTE 4  INTANGIBLE ASSETS

Intangible assets consists of costs related to obtaining a patent on the Season's Greetings products as of December 31, 2003:

Patent                            $14,354
Less: accumulated amortization      6,335

                                  $ 8,019

Amortization expense for 2003 was $3,589 ($2,746 for 2002).

NOTE 5  PREPAID EXPENSES

At December 31, 2003, the Company had prepaid expenses of $937,500 for consulting fees. In February 2004, $37,500, was recognized as used. The remaining $900,000 will be used at the rate of $75,000 per month.

NOTE 6  ACQUISITIONS

On September 30, 2003, the Company executed an Acquisition Agreement ("Agreement") with VeeGeeZ. Under the terms of the Agreement, the Company exchanged 14,000,000 shares of $0.001 par value restricted common stock for a 100% ownership interest in VeeGeeZ. The value of the net assets of VeeGeeZ on September 30,2003 was $234, resulting in a decrease in additional paid-in capital of $13,766.

On October 31, 2002, the Company executed an Acquisition Agreement ("Agreement") with NSTI. Under the terms of the Agreement, the Company exchanged 27,889,801 shares of $0.001 par value restricted common stock for 100% of the issued and outstanding shares of NSTI. The fair market value of the common shares issued on October 31, 2002 was $0.001 per share, resulting in a valuation of $27,890. Effective December 31, 2002, the goodwill was devalued to zero and recorded as a "Loss from impairment of goodwill".

On September 24, 2002, the Company executed an Acquisition Agreement ("Agreement") with AmCorp. Under the terms of the Agreement, the Company exchanged 78,300,000 shares of $0.001 par value restricted common stock for 100% of the outstanding shares of AmCorp. The fair market value of the common shares issued on September 24, 2002 was $0.001 per share, resulting in a valuation of $78,300. Effective December 31, 2002, the goodwill was devalued to zero and recorded as a "Loss from impairment of goodwill".

NOTE 7  DISCONTINUED OPERATIONS

In May 2003, the Company discontinued operations of Prima International, LLC, a wholly owned subsidiary. As a result, the net operations from Prima have been recognized as a gain from discontinued operations in the amount of $16,079.

NOTE 8  COMMITMENTS AND CONTINGENCIES

Upon assuming operations of VeeGeeZ, the Company retained the original founders of VeeGeeZ and entered into five-year consulting agreements with them. Under the terms of the agreements, each consultant receives compensation of $5,000 monthly for the first six months of operations. Additionally, each consultant received 2,500,000 shares of the Company's Form S-8 common stock each month until VeeGeeZ reports earnings before income taxes ("EBIT") greater than $18,000. Once the EBIT is greater than $18,000, each of the consultants will receive monthly consulting fees of $9,000 for the duration of the contracts.

NOTE 9  NOTES PAYABLE

As of December 31, 2003, NSTI had a note payable to an investor in the amount of $29,000. The note is unsecured, bears an interest rate of 10% and is due on demand.

NOTE 10  RELATED PARTY TRANSACTIONS

The Company does not lease or rent any property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

On March 10, 2000, NSTI entered into an agreement with an investor whereby NSTI received a loan of $175,000, with a maturity date no later than twelve months from the date of the note. The note is secured by assets of NSTI.
The company entered into a Forbearance Agreement with the investor to defer payment until 2003. As of December 31, 2003, NSTI was in default on the note.

On March 13, 2003, the Company issued 1,200,000 restricted shares of common stock to Matt Sawaqed, a Company director, as compensation for his work for the company in 2002, valued at a total of $1,200 ($0.001 per share).

On March 17, 2003, the Company issued 100,000,000 and 1,000,000 restricted shares of common stock , respectively, to John Fleming and Mark Crist, directors of the Company, as compensation for their work for the company in 2002, valued at a total of $101,000 ($0.001 per share).

As of December 31, 2003, NSTI had a note payable to a consulting firm in the amount of $27,642. The note is unsecured, bears an interest rate of 10%, and is due on demand.

As of December 31, 2003, NSTI had a note payable to an individual in the amount of $130. The note is unsecured, bears no interest, and is due on demand.

As of December 31, 2003, NSTI had a note payable to a consulting firm in the amount of $1,000. The note is unsecured, bears no interest, and is due on demand.

NOTE 11  GAIN FROM EXTINGUISHMENT

In January 2003, note holders forgave the Company's debts and interest accrued in the amount of $268,132.

In May 2003, the Company ceased operation of Prima International, LLC, one of its wholly owned subsidiaries. The loan payable to Prima of $6,300 was forgiven and the Company recognized a gain from forgiveness of debt of $6,300.

In December 2003, management determined that accrued payables in the amount of $688,188, relating to activities prior to Syconet's merger with the Company, are of questionable validity. No demands have been made of current management or the prior management group, and the Company's records do not provide sufficient information to confirm any amounts due. The amount has been credited to extraordinary gain on extinguishment of debt in the current year.

NOTE 12  SHAREHOLDERS' EQUITY

In July 2003, the Company amended its Articles of Incorporation to increase the number of common shares authorized to 900,000,000, par value of $0.001.

During 2003, the Company issued 176,895,167 shares of common stock as payment for consulting services valued at $1,887,484 (30,395,167 of which are restricted shares). The par value of the shares was $176,895 and additional paid-in capital was recognized in the amount of $1,710,589.

During 2003, the Company issued 14,000,000 restricted shares of common stock as payment for the acquisition of VeeGeeZ.com, LLC (See Note 5) valued at $234. The par value of the shares was $14,000 and additional paid-in capital was recognized in the amount of $(13,766).

During 2003, the Company issued 6,299,262 restricted shares of common stock as a result of a private placement memorandum. The Company received payment in the amount of $90,000. The par value of the shares was $6,299 and additional paid-in capital was recognized in the amount of $83,701.

During 2003, the Company issued 333,333 restricted shares of common stock as a result of a private placement memorandum. The Company received payment in the amount of $5,000. The par value of the shares was $334 and additional paid-in capital was recognized in the amount of $4,666.

During 2003, the Company issued 375,000 restricted shares of common stock a result of a private placement memorandum. The Company received payment in the amount of $7,500. The par value of the shares was $375 and additional paid-in capital was recognized in the amount of $7,125.

NOTE 13  INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized. The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.

The components of the provision for income taxes at December 31, 2003 are as follows:

Current- Federal                         $         0
Deferred- Federal                                  0
Income tax provision                     $         0

A reconciliation of the consolidated income tax provision for the Company and its U.S. subsidiary to the amount expected using the U.S. Federal statutory rate follows:

Expected amount using
  U.S. Federal statutory rate            $  (28,068)
  Change in valuation allowance              28,068
  Effective tax                          $        0

Deferred tax assets (liabilities) consisted of the following at December 31, 2002.

  Deferred tax assets
     Net operating loss
     Carryforwards                       $ 2,900,000

  Deferred tax liability                           0
                                           2,900,000
  Valuation allowance                     (2,900,000)

                                         $         0

At December 31, 2003, the Company has net operating loss ("NOL") carryforwards totaling approximately $8,700,000. The carryforwards begin to expire in fiscal year 2017. Deferred tax assets have been reduced by a valuation allowance because of uncertainties as to future recognition of taxable income to assure realization. The net change in the valuation allowance for the year ended December 31, 2003 was $100,000.

NOTE 14  STOCK COMPENSATIONS PLANS

On July 1, 2001, the Company adopted a Non-Employee Directors and Consultants Retainer Stock Plan (the company adopted Amendment No. 4 to this plan on November 17, 2003). The purposes of the plan are to enable the Company to promote the interests of the company by attracting and retaining non-employee directors and consultants capable of furthering the business of the company and by aligning their economic interests more closely with those of the company's shareholders, by paying their retainer or fees in the form of shares of common stock. A total of 250,000,000 shares of common stock have been registered under this plan as a result of a Form S-8 POS filed with the SEC on December 19, 2003. As of December 31, 2003, 103,500,000 shares of common stock remain to be issued under this plan.

On April 25, 2003, the Company adopted a Stock Incentive Plan. This plan is intended to allow directors, officers, employees, and certain non-employees of the Company to receive options to purchase company common stock. The purpose of this plan is to provide these persons with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the company, and to attract and retain employees. A total of 25,000,000 shares of common stock have been registered under this plan under a Form S-8 filed with the SEC on May 12, 2003. Options granted under this plan are to be exercisable at whatever price is established by the board of directors, in its sole discretion, on the date of the grant. Through December 31, 2003, the Company had granted options to two individuals (one at an exercise price equal to 75% of the market price on the date of exercise and the other at 50% of the market price on the date of exercise) covering all 25,000,000 shares registered under this plan; however, as these options were not exercised until 2004, all shares registered under this plan remain to be issued as of December 31, 2003.

The Company has adopted only the disclosure provisions of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (FAS
123). Therefore, the Company continues to account for stock-based compensation under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the stock based compensation been determined based upon the fair value of the awards at the grant date consistent with the methodology prescribed by FAS 123, the Company's net loss and loss per share would not have been changed.

NOTE 15  SUBSEQUENT EVENTS

In February, 2004, the Company was approved to trade shares on the Third Market Segment of the Berlin Stock Exchange under the trading symbol of "PQJ.BE. The Company was also approved to trade shares on the Third Market Segment of the Frankfurt Stock Exchange under the trading symbol of "PQJ.FSE".

In February, 2004, the Company retained the services of a national ad agency to assist in the launch and marketing of its website http://www.GameZnFlix.com, designed to provide online DVD and video game rental services.

In March, 2004, the Company signed a supply agreement with a national entertainment distributor. The supply agreement is designed to enable the Company to access the most current DVD and video game titles for purposes of meeting rental requests through GameZnFlix.com.

In March 2004, the Company launched its website, http://www.GameZnFlix.com, and began operating in the online DVD and video game rental industry. In conjunction with the website launch, the company also launched a national television ad campaign designed to create awareness among the Company's target consumers and to generate traffic to the website.

In April, 2004, the Company began production of the second phase of the ad campaign. This segment of the campaign more narrowly targets the core audience with the intent to increase awareness and drive demand to the website.

During 2004, the Company has issued 10,469,470 shares and generated $307,962 in working capital through the issuance of restricted stock through private placement memoranda.

                                  PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Information on this item is set forth in the propsectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered, all of which are being paid by GameZnFlix*:

Securities and Exchange Commission registration fee                $   2,024
Transfer agent's fees                                                  1,000
Printing and engraving expenses                                        1,500
Legal fees and expenses                                               25,000
Accounting fees and expenses                                           5,000
State blue sky fees                                                      500

Total                                                              $  35,024*

* All fees, except the Securities and Exchange Commission registration fee, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES; USE OF PROCEEDS FROM REGISTERED SECURITIES

     Other than as set forth below, during the last three years there have not been any sales of unregistered securities of GameZnFlix:

     (a) On September 17, 2001, GameZnFlix issued 10,000,000 shares of common stock to Four Way Associates, Inc. as reimbursement for expenses of the company paid by Four Way in the amount of $20,000 ($0.002 per share).

     (b) On August 19, 2002, GameZnFlix issued 8,662,800 shares of common stock to Four Winds Associates as reimbursement for certain expenses of GameZnFlix advanced by Four Winds in the amount of $54,997 ($0.006 per share).

     (c) On September 9, 2002, GameZnFlix issued 1,300,000 shares of common stock to Four Winds as reimbursement of certain additional expenses of GameZnFlix advanced by Four Winds in the amount of $8,218 ($0.006 per share).

     (d) On September 24, 2002, GameZnFlix issued a total of 78,300,000 shares of common stock to three individuals (two of whom are directors of GameZnFlix) in connection with the acquisition of all the issued and outstanding common stock of AmCorp Group, Inc. under an acquisition agreement dated September 13, 2002.

     (e) On March 13, 2003, GameZnFlix issued 1,200,000 restricted shares of common stock to Mr. Sawaqed as compensation for his work for the company in 2002, valued at a total of $1,200 ($0.001 per share). On March 17, 2003, GameZnFlix issued 100,000,000 and 1,000,000 restricted shares of common stock , respectively, to Mr. Fleming and Mr. Crist as compensation for their work for the company in 2002, valued at a total of $101,000 ($0.001 per share). All these shares were accrued on the financial statements of GameZnFlix for the fiscal year ended December 31, 2002 since the services were rendered during that year.

     (f) During the quarter ended March 31, 2003, GameZnFlix issued a total of 27,889,801 shares of common stock to a total of 64 individuals and companies (a majority of which are accredited investors) in connection with the acquisition of all the issued and outstanding common stock of Naturally Safe Technologies, Inc. under an acquisition agreement dated October 31, 2002. These shares were accrued during the fiscal year ended December 31, 2002 since this transaction closed during that year.

     (g) On September 24, 2003, GameZnFlix acquired VeeGeeZ.com, LLC, a California limited liability company. The companies agreed to exchange 14,000,000 shares of their common stock on a 1-for-1 basis, with the total market value of $39,000 ($0.00279 per share). GameZnFlix issued its 14,000,000 shares to the two principals of that firm on October 1, 2003.

     (h) Between October 30, 2003 and December 30, 2003, GameZnFlix sold a total of 7,007,595 shares to four investors (two accredited and two non-accredited) for a total consideration of $92,500 (prices ranging from $0.0089 to $0.02 per share).

     (i) On November 19, 2003 and December 9, 2003, GameZnFlix issued a total of 395,167 shares of common stock to one individual in connection with a rental of the video games inventory of Games Dude, valued at a total of $13,984 (average of $0.0335 per share).

     (j) Between January 16, 2004 and March 4, 2004, GameZnFlix issued a total of 5,783,998 shares of common stock to two individuals and one company for services to be rendered to the company, for the payment of certain expenses, and for the settlement of debt. These had an aggregate value of $314,722 (average of $0.054 per share).

     (k) From November 29, 2003 to May 4, 2004, GameZnFlix sold a total of 12,305,952 shares of common stock in a private placement to a total of 76 investors (53 of which are accredited) for a total consideration of $389,260 (average of $0.032 per share).

     No commissions were paid in connection with any of these sales. These sales were undertaken under Rule 506 of Regulation D under the Securities Act of 1933, as amended ("Act"). Each of the transactions did not involve a public offering and each of the investors represented that he was a "sophisticated" or "accredited" investor as defined in Rule 502 of Regulation D.

ITEM 27.  EXHIBITS

     The exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 28.  UNDERTAKINGS

     The undersigned company hereby undertakes to:

     (a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, GameZnFlix certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Franklin, State of Kentucky, on June 9, 2004.

                                       GameZnFlix, Inc.


                                       By: /s/  John Fleming
                                       John Fleming, President

                       Special Power of Attorney

     The undersigned constitute and appoint John Fleming their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Under the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

         Signature                    Title                     Date

/s/  John Fleming                President/Director         June 9, 2004
John Fleming

/s/  I. Matt Sawaqed             Director                   June 9, 2004
I. Matt Sawaqed

/s/  Mark Crist                  Director                   June 9, 2004
Mark Crist

                                    EXHIBIT INDEX

Number                        Description

2.1 Agreement and Plan of Merger between GameZnFlix and Syconet.com, Inc., a Delaware corporation, dated December 1, 2001
        (incorporated by reference to Exhibit 2.1 of the Form 10-KSB filed on April 15, 2003).

2.2 Acquisition Agreement between GameZnFlix and shareholders of AmCorp Group, Inc., dated September 13, 2002 (incorporated by reference to Exhibit 2 of the Form 8-K filed on September 23,
        2002).

2.3 Acquisition Agreement between GameZnFlix and shareholders of Naturally Safe Technologies, Inc., dated October 31, 2002
       (incorporated by reference to Exhibit 2 of the Form 8-K filed on November 13, 2002).

2.4 Acquisition Agreement between GameZnFlix and shareholders of VeeGeeZ.com, LLC, dated September 25, 2003 (incorporated by reference to Exhibit 2 of the Form 8-K filed on October 9, 2003).

3.1 Articles of Incorporation, dated December 19, 2001 (incorporated by reference to Exhibit 3.1 of the Form 10-KSB filed on April 15,
        2003).

3.2 Certificate of Amendment to Articles of Incorporation, dated November 21, 2002 (incorporated by reference to Exhibit 3.2 of the Form 10-KSB filed on April 15, 2003).

3.3 Certificate of Amendment to Articles of Incorporation, dated March 5, 2003 (incorporated by reference to Exhibit 3.3 of the Form 10-KSB filed on April 15, 2003).

3.4 Certificate of Amendment to Articles of Incorporation, dated July 11, 2003 (incorporated by reference to Exhibit 3.4 of the Form 10-QSB filed on August 20, 2003).

3.5 Certificate of Amendment to Articles of Incorporation, dated January 26, 2004 (incorporated by reference to Exhibit 3.5 of the Form 10-KSB filed on April 19, 2004).

3.6 Bylaws (incorporated by reference to Exhibit 3.2 of the Form 10-SB filed on January 25, 2000).

4.1     Specimen Common Stock Certificate (incorporated by reference to
        Exhibit 4 of the Form 10-SB/A filed on March 21, 2000).

4.2 1997 Incentive Compensation Program, as amended (incorporated by reference to Exhibit 10.1 of the Form SB-2 POS filed on August 28, 2000).

4.3 Common Stock Purchase Warrant issued to Alliance Equities, Inc., dated May 21, 2000 (incorporated by reference to Exhibit 4.1 to the Form SB-2 filed on June 2, 2000).

4.4 Form of Redeemable Common Stock Purchase Warrant to be issued to investors in the private placement offering, dated January 27, 2000 (incorporated by reference to Exhibit 4.2 to the Form SB-2/A filed on June 27, 2000).

4.5 Redeemable Common Stock Purchase Warrant issued to Diversified Leasing Inc., dated May 1, 2000 (incorporated by reference to
        Exhibit 4.3 of the Form SB-2/A filed on June 27, 2000).

4.6     Redeemable Common Stock Purchase Warrant issued to
        John P. Kelly, dated August 14, 2000 (incorporated by reference to Exhibit 4.4 of the Form SB-2 POS filed on August 28, 2000).

4.7     Redeemable Common Stock Purchase Warrant for Frank N.
        Jenkins, dated August 14, 2000 (incorporated by reference to
        Exhibit 4.5 of the Form SB-2 POS filed on August 28, 2000).

4.8     Redeemable Common Stock Purchase Warrant for Ronald
        Jenkins, dated August 14, 2000 (incorporated by reference to
        Exhibit 4.6 of the Form SB-2 POS filed on August 28, 2000).

4.9 Non-Employee Directors and Consultants Retainer Stock Plan, dated July 1, 2001 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on February 6, 2002).

4.10 Consulting Services Agreement between GameZnFlix and Richard Nuthmann, dated July 11, 2001 (incorporated by reference to
        Exhibit 4.2 of the Form S-8 filed on February 6, 2002).

4.11    Consulting Services Agreement between GameZnFlix and Gary
        Borglund, dated July 11, 2001 (incorporated by reference to
        Exhibit 4.3 of the Form S-8 filed on February 6, 2002).

4.12 Consulting Services Agreement between GameZnFlix and Richard Epstein, dated July 11, 2001 (incorporated by reference to
        Exhibit 4.4 of the Form S-8 filed on February 6, 2002).

4.13 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan, dated July 1, 2002 (incorporated by reference to Exhibit 4 of the Form S-8 filed on July 30, 2002).

4.14 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 2), dated April 25, 2003 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on May 12, 2003).

4.15 Stock Incentive Plan, dated April 25, 2003 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on May 12, 2003).

4.16 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 3), dated August 17, 2003 (incorporated by reference to Exhibit 4 of the Form S-8 POS filed on September 3, 2003).

4.17 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 4), dated November 17, 2003 (incorporated by reference to Exhibit 4 of the Form S-8 POS filed on December 19, 2003).

4.18 Investment Agreement between GameZnFlix and Southern Securities, Inc., dated June 8, 2004 (including the following exhibits:
        Exhibit A: Registration Rights Agreement; Exhibit B: Form of Opinion of Counsel; Exhibit D: Form of Put Notice; and Exhibit E:
        Form of Put Settlement Sheet (the following exhibits and schedules have been omitted: Exhibit C: Board Resolution;
        Schedule 4(a): Subsidiaries; Schedule 4(c): Capitalization;
        Schedule 4(e): Conflicts; Schedule 4(g): Material Changes;
        Schedule 4(h): Litigation; Schedule  4(l): Intellectual Property;
        Schedule 4(n): Liens; and Schedule 4(t): Certain Transactions) (see below).

5       Opinion Re: Legality (see below).

16.1 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on August 24, 2001).

16.2 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on March 7, 2002).

16.3 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on November 5, 2002).

16.4 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on April 29, 2003).

16.5 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on January 21, 2004).

21 Subsidiaries of GameZnFlix (incorporated by reference to Exhibit 21 of the Form 10-QSB filed on May 15, 2003).

23.1    Consent of Independent Certified Public Accountants (see below).

23.2    Consent of Independent Certified Public Accountants (see below).

23.3    Consent of Counsel (see below).

24      Special Power of Attorney (see signature page).

99.1 Patent issued to Donald V. Duffy, Jr., dated October 17, 2000 (incorporated by reference to Exhibit 99.2 of the Form 10-KSB filed on April 15, 2003).

99.2 Patent issued to Dennis A. Ferber, dated February 19, 1997 (incorporated by reference to Exhibit 99.3 of the Form 10-KSB filed on April 15, 2003).

99.3    Patent issued to Dennis Ferber, dated December 1, 1992
        (incorporated by reference to Exhibit 99.4 of the Form 10-KSB filed on April 15, 2003).

99.4    Patent issued to Dennis A. Ferber, dated July 26, 1996
        (incorporated by reference to Exhibit 99.5 of the Form 10-KSB filed on April 15, 2003).